                                                EXHIBIT 99.1




              ________________________

              AGREEMENT OF AFFILIATION
                        AND
                   PLAN OF MERGER
              ________________________





             ____________________________

             FIRST BANCORPORATION OF OHIO

                          AND

               THE CIVISTA CORPORATION
             ____________________________


                   August 10, 1994


         AGREEMENT OF AFFILIATION AND PLAN OF MERGER
            FIRST BANCORPORATION OF OHIO AND
              THE CIVISTA CORPORATION

                TABLE OF CONTENTS

     1. THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          1.1.  MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

     2. CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          2.1.  CONVERSION OF SHARES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
          2.2.  EXCHANGE OF CERTIFICATES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
          2.3.  DISSENTERS' RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
          2.4.  CLOSING OF CIVISTA'S TRANSFER BOOKS. . . . . . . . . . . . . . . . . . . . . . . . .     5
          2.5.  EMPLOYEE STOCK OPTIONS AND ASSUMPTION. . . . . . . . . . . . . . . . . . . . . . . .     5

     3. REPRESENTATIONS AND WARRANTIES OF FBOH . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
          3.1.  CORPORATE ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
          3.2.  AUTHORITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
          3.3.  CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
          3.4.  SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
          3.5.  INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENT, ETC. . . . . . . . . .      7
          3.6.  CONSENTS AND APPROVALS; NO VIOLATION. . . . . . . . . . . . . . . . . . . . . . . .      8
          3.7.  REPORTS AND FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . .      8
          3.8.  TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
          3.9.  EMPLOYEE PLANS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
          3.10. MATERIAL CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
          3.11. ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . . . . . . . . . . . .    10
          3.12. LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
          3.13. COMPLIANCE WITH LAWS AND ORDERS . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
          3.14. AGREEMENTS WITH BANK REGULATORS . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
          3.15. FBOH OWNERSHIP OF STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
          3.16. ACCOUNTING MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
          3.17. FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
          3.18. FBOH ACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
          3.19. VOTE REQUIRED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
          3.20. RIGHTS AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
          3.21. ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

     4. REPRESENTATIONS AND WARRANTIES OF CIVISTA . . . . . . . . . . . . . . . . . . . . . . . . . .   12
          4.1.  CORPORATE ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
          4.2.  AUTHORITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          4.3.  CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
          4.4.  SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
          4.5.  INFORMATION IN DISCLOSURE DOCUMENTS REGISTRATION STATEMENT, ETC. . . . . . . . . . .    13
          4.6.  CONSENT AND APPROVALS; NO VIOLATION. . . . . . . . . . . . . . . . . . . . . . . . . .  14
          4.7.  REPORTS AND FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .   14
          4.8.  TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          4.9.  EMPLOYEE PLANS, EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          4.10. MATERIAL CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          4.11. ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . . . . . . . . . . . . .  16
          4.12. LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

          4.13. COMPLIANCE WITH LAWS AND ORDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
          4.14. AGREEMENTS WITH REGULATORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          4.15. COMPANY OWNERSHIP OF STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          4.16. ACCOUNTING MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          4.17. FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          4.18. COMPANY ACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          4.19. VOTE REQUIRED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
          4.20. CONDUCT OF CIVISTA TO DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          4.21. ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

     5. COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
          5.1.  ACQUISITION PROPOSALS AND NEGOTIATIONS. . . . . . . . . . . . . . . . . . . . . . . . .   19
          5.2.  INTERIM OPERATIONS OF CIVISTA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
          5.3.  INTERIM OPERATIONS OF FBOH. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
          5.4.  EMPLOYMENT MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
          5.5.  ACCESS, INFORMATION AND CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . .  24
          5.6.  CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS, DIVESTITURES. . . . . . . . . . . . . . . .   24
          5.7.  TAKEOVER STATUTES AND PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
          5.8.  INDEMNIFICATION AND INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          5.9.  ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          5.10. COMPLIANCE WITH ANTITRUST LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          5.11. PUBLICITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
          5.12. REGISTRATION STATEMENT, JOINT PROXY STATEMENT AND COMFORT LETTERS. . . . . . . . . . . .  26
          5.13. AFFILIATES COMPLIANCE WITH THE SECURITIES ACT . . . . . . . . . . . . . . . . . . . . .   27
          5.14. STOCKHOLDERS MEETING .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
          5.15. POOLING AND TAX-FREE REORGANIZATION TREATMENT . . . . . . . . . . . . . . . . . . . . .   28
          5.16. MERGERS OF SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
          5.17. CURRENT INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          5.18. INTEGRATION OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
          5.19. NASD LISTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          5.20. ENVIRONMENTAL SURVEY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

     6. CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          6.1.  CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. . . . . . . . . . . . . . .  29
          6.2.  CONDITIONS TO OBLIGATION OF CIVISTA TO EFFECT THE MERGER. . . . . . . . . . . . . . . .   30
          6.3.  CONDITIONS TO OBLIGATION OF FBOH TO EFFECT THE MERGER. . . . . . . . . . . . . . . . . .  30

     7. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
          7.1.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
          7.2.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES; EFFECT OF TERMINATION. . . . . . . . . . .   32
          7.3.  WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
          7.4.  AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
          7.5.  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
          7.6.  APPLICABLE LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
          7.7.  CERTAIN DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
          7.8.  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
          7.9.  COUNTERPARTS, EXHIBITS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
          7.10. PARTIES IN INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
          7.11. EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
          7.12. ENFORCEMENT OF THE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
          7.13. SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

              AGREEMENT OF AFFILIATION
                AND PLAN OF MERGER




          THIS AGREEMENT OF AFFILIATION AND PLAN OF MERGER, dated as of August 10, 1994 (this "AGREEMENT"), is made by and between First Bancorporation of Ohio, an Ohio corporation ("FBOH"), and The CIVISTA Corporation, an Ohio corporation ("CIVISTA").

          WHEREAS, the respective Boards of Directors of FBOH and CIVISTA have each determined that it is in the best interests of their respective stockholders for CIVISTA to merge with and into FBOH upon the terms and subject to the conditions set forth herein;

          WHEREAS, the respective Boards of Directors of FBOH and CIVISTA have each approved the merger of CIVISTA with and into FBOH, upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Board of Directors of FBOH intend to contemporaneously with the merger of CIVISTA with and into FBOH, to merge the wholly owned subsidiary of CIVISTA, Citizens Savings Bank of Canton, an Ohio savings and loan association ("CITIZENS"), with and into a wholly owned subsidiary of FBOH, with the surviving entity utilizing the name "Citizens," and to retain as separate entities, The CASNET Group, Inc., Citizens Investment Corporation, Citizens Savings Corporation and Crest Investments, Inc. (collectively, the "NON-BANKING SUBSIDIARIES"),

          WHEREAS, the Board of Directors of FBOH will appoint to the FBOH Board of Directors at the Effective Time, an individual to be recommended by CIVISTA (subject to the approval of the FBOH Board of Directors);

          WHEREAS, the Board of Directors of FBOH has requested
     CIVISTA, as a condition and as an inducement for FBOH to enter into this Agreement, and CIVISTA has agreed, to provide FBOH with an option to purchase up to ten percent of the capital stock of CIVISTA, but only if certain events occur, pursuant to the terms and conditions of the CIVISTA Stock Purchase Option (as hereinafter defined);

          WHEREAS, for Federal income tax purposes, it is intended that the merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"); and

          WHEREAS, for accounting purposes, it is intended that the merger shall be accounted for as a "pooling of interests;"

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

                                1. THE MERGER

          1.1.  MERGER.

              1.1.1.   MERGER. At the Effective Time (as
     hereinafter defined), CIVISTA will be merged with and into FBOH (the "MERGER") in accordance with the provisions of Section
     1701.78 of the Ohio General Corporation Law ("OGCL"). FBOH shall be the surviving corporation in the Merger and shall continue after the Merger to be incorporated under the laws of the State of Ohio (the "SURVIVING CORPORATION"). The Merger shall have the effects specified in the OGCL. The name of the Surviving Corporation shall be "First Bancorporation of Ohio."

              1.1.2.  EFFECTIVE TIME.  As soon as practicable
     following the Closing (as hereinafter defined), FBOH and CIVISTA (the "CONSTITUENT CORPORATIONS") shall cause a certificate of merger complying with the requirements of Section 1701.81 of the OGCL (the "CERTIFICATE OF MERGER") to be filed with the Secretary of State of the State of Ohio. The form of Certificate of Merger is attached hereto as Exhibit 1.1.2, which has attached to it the Amended and Restated Articles of Incorporation of the Surviving Corporation. The Merger will become effective at the time and date which the Certificate of Merger is filed with the Secretary of State of the State of Ohio (the "EFFECTIVE TIME").

              1.1.3.  CONSUMMATION OF MERGER. The closing of
     the Merger (the "CLOSING") will take place (i) at 10:00 a.m. (local time) at the principal executive offices of FBOH as promptly as practicable after the date on which all of the conditions set forth in Article 6 are satisfied or duly waived, or (ii) at such other time and place and on such other date as FBOH and CIVISTA may agree.

              1.1.4.  ARTICLES OF INCORPORATION AND REGULATIONS.
     The Amended and Restated Articles of Incorporation and Code of Regulations of FBOH, attached hereto as Exhibit 1.1.4, in effect immediately prior to the Effective Time will be the Amended and Restated Articles of Incorporation and Regulations of the Surviving Corporation after the Effective Time, until duly amended in accordance with their respective terms and the OGCL.

              1.1.5. DIRECTORS AND OFFICERS. The directors and officers of FBOH immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Amended and Restated Articles of Incorporation and Code of Regulations and the OGCL. As indicated in Section 5.14, the Board of Directors of FBOH will appoint to the FBOH Board of Directors at the Effective Time, an individual to be recommended by CIVISTA, but subject to the approval of the FBOH Board of Directors.

              1.1.6. SERVICE OF PROCESS. B.&McD., Inc., whose address is 106 S. Main Street, Akron, Summit County, Ohio 44308, is the statutory agent upon whom any process, notice or demand against FBOH, or the Surviving Corporation may be served.


                           2. CONVERSION OF SHARES

          2.1.  CONVERSION OF SHARES. At the Effective Time,

          (a) each then-outstanding share of common stock, no par value, of CIVISTA ("COMMON STOCK" or "SHARE") (other than shares of Common Stock (i) held in the treasury of CIVISTA, or
     (ii) owned by FBOH for its own account), will, by virtue of the Merger, automatically be cancelled and extinguished in consideration and exchanged for the right to receive 1.723 (subject to adjustment pursuant to Section 2.1(d)) (the "EXCHANGE RATIO") shares of common stock, no par value, of FBOH ("FBOH COMMON STOCK");

          (b) each Share issued and held in CIVISTA's treasury will, by virtue of the Merger, automatically be cancelled and retired and all rights in respect thereof will cease to exist;

          (c)   each then-outstanding share of FBOH Common
     Stock shall continue to be an issued and outstanding Common
     Share, no par value, of the Surviving Corporation and any shares of FBOH Common Stock held in FBOH's treasury immediately prior to the Effective Time shall continue to be held in the treasury of the Surviving Corporation at the Effective Time; and

          (d) if between the date of this Agreement and the Effective Time, the shares of FBOH Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend or stock split thereon shall be declared with a record date within said period, appropriate adjustment or adjustments shall be made to the Exchange Ratio established by
     Section 2.1(a) and the adjusted Exchange Ratio established by this
     Section 2.1(d).

          2.2.  EXCHANGE OF CERTIFICATES.

              2.2.1. EXCHANGE AGENT. First National Bank of
     Ohio ("FNBO") shall act as agent of FBOH for purposes of, among other things, mailing and receiving transmittal letters and distributing certificates for FBOH Common Stock and cash in lieu of fractional shares of FBOH Common Stock, to CIVISTA stockholders (the "EXCHANGE AGENT"). Prior to the Effective Time, FBOH and the Exchange Agent shall enter into an exchange agent agreement providing for, among other things, the matters set forth in this
     Section 2.2.

          Except as set forth herein, from and after the Effective
     Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Common Stock ("CERTIFICATE") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, a certificate for the number of shares of FBOH Common Stock (together with cash in lieu of a fractional share of FBOH Common Stock, if any) (the "COMMON STOCK CONSIDERATION" or "MERGER CONSIDERATION") to which such holder is entitled in accordance with the terms of this Agreement. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the shares of FBOH Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. Within 180 days following the Effective Time, the Exchange Agent shall deliver to FBOH any shares of FBOH Common Stock and funds (including any interest with respect thereto) which FBOH has made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving
     Corporation (subject to abandoned property, escheat, or other similar laws) with respect to the shares of FBOH Common Stock and cash in lieu of fractional shares deliverable or payable upon due surrender of their Certificates.

          In the event that any holder of Common Stock cancelled and retired in accordance with this Agreement is unable to deliver the Certificate which represents such shares of the holder, FBOH, in the absence of actual notice that any shares theretofore represented by any such Certificate have been acquired by a bona fide purchaser, shall deliver to such holder the number of shares of Common Stock to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of the following: (i) evidence to the reasonable satisfaction of FBOH that any such Certificate has been lost, wrongfully taken or destroyed; (ii) such security or indemnity as may be reasonably requested by FBOH to indemnify and hold FBOH and the transfer agent harmless; or (iii) evidence satisfactory to FBOH that such person is the owner of the shares theretofore represented by each Certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such Certificate for exchange pursuant to this Agreement.

              2.2.2.  NOTICE OF EXCHANGE.  Promptly after
     the Effective Time, FBOH shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate for exchange therefor and specifying that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent, and such other matters as FBOH shall reasonably specify. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested by FBOH or the Exchange Agent, and subject to any required withholding of taxes, the Exchange Agent shall promptly deliver to the person entitled thereto the appropriate Merger Consideration, and the surrendered Certificate shall, by virtue of such delivery, automatically be cancelled.

              2.2.3.  RIGHT TO MERGER CONSIDERATION.  Until
     surrendered and exchanged in accordance with this Section 2.2, each Certificate shall, from and after the Effective Time, represent solely the right to receive the Common Stock Consideration, as the case may be, together with any dividends or other distributions as provided in Section 2.2.4, and shall have no other rights. Neither CIVISTA nor FBOH shall be liable to any holder of shares of Common Stock for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              2.2.4. DISTRIBUTION WITH RESPECT TO UNEXCHANGED CERTIFICATES. No dividends (cash or stock) or other distributions with respect to FBOH Common Stock declared or paid by FBOH after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate surrenders such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing shares of FBOH Common Stock, as the case may be, issued in exchange therefor, without interest, (i) the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore payable with respect to such shares of FBOH Common Stock, as the case may be, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of FBOH Common Stock, as the case may be. The Surviving Corporation shall pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by CIVISTA (in accordance with its historical practices and record dates) on Shares in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

              2.2.5.  VOTING WITH RESPECT TO UNEXCHANGED
     CERTIFICATES.   Holders of unsurrendered Certificates shall be
     entitled to vote after the Effective Time at any meeting of FBOH stockholders the number of whole shares of FBOH Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates, provided that no holder of unsurrendered Certificates may vote at any meeting of FBOH stockholders that is held more than 30 days after the mailing of the notice and letter of transmittal provided for under Section 2.2.2.

              2.2.6.  FRACTIONAL SHARES.  No certificates
     representing fractional shares of FBOH Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates. No dividends or distributions of FBOH shall be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any rights of stockholders of FBOH. In lieu of any such fractional share, a holder of shares of Common Stock otherwise entitled to a fractional share of FBOH Common Stock shall be entitled to receive promptly from the Exchange Agent a cash payment (without interest) in an amount equal to the fraction of such share of FBOH Common Stock to which such holder would otherwise be entitled multiplied by the average of the high and low sales prices of FBOH Common Stock as reported on the NASDAQ National Market System on the trading day immediately preceding the Effective Time.

          2.3. DISSENTERS' RIGHTS. To the extent provided by the OGCL, any holder of record of the Common Stock as of the date fixed for the determination of stockholders of CIVISTA entitled to notice of the CIVISTA Meeting (as hereinafter defined), and who shall have filed with CIVISTA, not later than ten (10) days after such meeting, a written demand for payment of the fair cash value of such shares in compliance with Section 1701.85 of the OGCL, and whose shares shall not have been voted in favor of the Merger or adoption of this Agreement, shall cease at the Effective Time to have any of the rights of a stockholder in respect of such shares and shall only have the right to be paid the fair cash value of such shares under Sections 1701.84 and 1701.85 of the OGCL. Any former holder of Common Stock who after the Effective Time (i) surrenders his certificates representing shares of Common Stock for exchange pursuant to Section 2.3 hereof, or (ii) validly withdraws his written demand for payment of fair cash value of such shares pursuant to Sections 1701.84 and 1702.85 of the OGCL, will thereupon be entitled to receive the Merger Consideration as of the Effective Time pursuant to this Agreement.

          To the extent provided by the OGCL, any holder of record of FBOH Common Stock as of the date fixed for the determination of stockholders of FBOH entitled to notice of the FBOH Meeting (as hereinafter defined) shall be entitled to relief as a dissenting shareholder in accordance, and subject to compliance with, the OGCL.

          2.4. CLOSING OF CIVISTA'S TRANSFER BOOKS. At the close of business on the business day immediately preceding the date of the Effective Time, the stock transfer books of CIVISTA will be closed and no transfer of Shares will thereafter be made. In the event of a transfer of ownership of CIVISTA Common Stock which is not registered in the transfer records of CIVISTA, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee if a Certificate is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by payment of any applicable transfer taxes.

          2.5.  EMPLOYEE STOCK OPTIONS AND ASSUMPTION. CIVISTA
     Disclosure Letter (as hereinafter defined) sets forth a list of each employee stock option outstanding on the date of this Agreement (collectively, the "COMPANY STOCK OPTIONS"), pursuant to The
     CIVISTA Corporation Stock Option Plan and the 1993 CIVISTA Corporation Stock Option Plan (collectively, the "COMPANY OPTION PLANS"), to purchase Common Stock heretofore granted pursuant to the Company Option Plans. CIVISTA Disclosure Letter also sets forth with respect to each Company Stock Option the option exercise price, the number of shares subject to the option, the dates of grant, vesting, exercisability and expiration of the option and that the option is either a qualified or nonqualified stock option. Without the written consent of FBOH, no additional stock options shall, after the date of this Agreement, be granted under the Company Option Plans. All rights under Company Stock Options shall be treated as provided in this Section.

          Each Company Stock Option outstanding immediately prior to the Effective Time shall be assumed at the Effective Time by the Surviving Corporation and continue to be an issued and outstanding option of the Surviving Corporation in accordance with the terms of the respective Company Option Plans, except that: (a) the Surviving Corporation and its Compensation Committee shall be substituted for the Company and the Committee of the Company's Board of Directors administering such Company Option Plans, (b) from and after the Effective Time, each such Company Stock Option may be exercised only for FBOH Common Stock notwithstanding any contrary provision of the Company Option Plans or stock option agreements executed in connection therewith, (c) each such Company Stock Option shall at the Effective Time become an option to purchase a number of shares of FBOH Common Stock equal to the product arrived at by multiplying the Exchange Ratio by the number of shares of Common Stock subject to such option immediately prior to the Effective Time, and (d) the exercise price per share of FBOH Common Stock at which each such Company Stock Option is exercisable shall be the amount (rounded up to the next whole cent) arrived at by dividing the exercise price per share of Common Stock at which such Company Stock Option is exercisable immediately prior to the Effective Time by the Exchange Ratio; PROVIDED, HOWEVER, that, notwithstanding the foregoing, the Surviving Corporation shall not issue or pay for any fractional share otherwise issuable upon any exercise of a Company Stock Option, as assumed and adjusted as aforesaid.

          In addition, notwithstanding clauses (c) and (d) of the immediately preceding sentence, each Company Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424 of the Code. The Board of Directors of the Surviving Corporation shall take such action as may be required under the Company Option Plans to effectuate the foregoing. Prior to the Closing, FBOH shall reserve for issuance (and, if not previously registered pursuant to the Securities Act, register) the number of shares of FBOH Common Stock necessary to satisfy FBOH's obligations under this Section. Prior to the Closing, and thereafter as may be appropriate, FBOH shall take such actions as are necessary to effect the provisions of this Section, and to preserve for the holders of Company Stock Options the benefits to be provided pursuant to this Section.


                  3. REPRESENTATIONS AND WARRANTIES OF FBOH

          FBOH hereby represents and warrants to CIVISTA that:

          3.1. CORPORATE ORGANIZATION. FBOH is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined) on FBOH. FBOH is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). FBOH has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

          3.2. AUTHORITY. FBOH has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of FBOH's stockholders and the approval of the applicable Regulatory Authorities (as defined hereinafter), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of FBOH, including provisions for the resolution of certain issues by management, and no other corporate proceedings on the part of FBOH are necessary to authorize this Agreement or to consummate the transactions so contemplated, except for any required approval of FBOH's stockholders. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, FBOH, enforceable against FBOH in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

          3.3. CAPITALIZATION. The authorized capital stock of FBOH consists of 40,000,000 shares of FBOH Common Stock and 3,500,000 shares of preferred stock. As of July 31, 1994, (i) 27,151,891 shares of FBOH Common Stock (including treasury shares) were validly issued and outstanding, fully paid and nonassessable and not issued in violation of any preemptive right of any stockholder of FBOH, and (ii) no shares of preferred stock were issued and outstanding. Since July 31, 1994 and through the date of this Agreement, FBOH has not issued any additional shares of FBOH Common Stock or preferred stock other than pursuant to the exercise of employee stock purchase rights or stock options under FBOH Option Plans (as hereinafter defined) outstanding on July 31, 1994. Except as contemplated by this Agreement, the FBOH Rights Plan (as hereinafter defined) or in the FBOH Disclosure Letter (which is a letter attached hereto as Exhibit 3.3, dated the date of this Agreement, from FBOH to CIVISTA, such letter being identified by CIVISTA executing a copy thereof), as of the date of this Agreement, there are no shares of capital stock of FBOH authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of FBOH obligating, or which may obligate, FBOH to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of FBOH or obligating, or which may obligate, FBOH to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment. Except as set forth in the FBOH Disclosure Letter, there are no voting trusts or other similar agreements, arrangements or commitments to which FBOH or any FBOH Subsidiary (as hereinafter defined) is a party with respect to the voting of the capital stock of FBOH. All of the shares of FBOH Common Stock issuable in exchange for the Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights. FBOH has reserved for issuance the number of shares of FBOH Common
     Stock necessary to satisfy FBOH's obligations under Section 2.1.

          3.4.  SUBSIDIARIES. The FBOH Disclosure Letter sets
     forth, as of the date of this Agreement, the name and state of incorporation of each banking, savings bank and each other significant subsidiary (as hereinafter defined) of FBOH
     (collectively, the "FBOH SUBSIDIARIES").   Except as set forth
     in the FBOH Disclosure Letter, each of the FBOH Subsidiaries is a bank, savings bank or a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on FBOH. Each of the FBOH Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted.

          Except as set forth in the FBOH Disclosure Letter, as of the date of this Agreement, all outstanding shares of capital stock of each FBOH Subsidiary are owned by FBOH or another FBOH Subsidiary and are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive right and are owned free and clear of all liens, claims, charges, options, encumbrances or agreements with respect thereto. Except as set forth in the FBOH Disclosure Letter, as of the date of this Agreement, neither FBOH nor any FBOH Subsidiary owns beneficially more than 5% of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization. There are, as of the date of this Agreement, no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of any FBOH Subsidiary obligating, or which may obligate, any FBOH Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating, or which may obligate, any FBOH Subsidiary to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment.

          3.5.  INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION
                STATEMENT, ETC.

          (a) None of the information with respect to FBOH or any FBOH Subsidiary provided by FBOH for inclusion in the registration statement to be filed with the Securities and Exchange Commission (the "COMMISSION") by FBOH on Form S-4 (or any other appropriate form) under the Securities Act of 1933, as amended (the "SECURITIES ACT") for the purpose of registering the shares of FBOH Common Stock to be issued in the Merger (the "REGISTRATION STATEMENT") will, at the time it becomes effective and at the time of the FBOH Meeting and the CIVISTA Meeting (both as hereinafter defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information with respect to FBOH or any FBOH Subsidiary provided by FBOH for inclusion in any joint proxy statement or information statement or notice of FBOH and CIVISTA, or any amendments or supplements thereto, required to be mailed to FBOH's and CIVISTA's stockholders in connection with the Merger
     (the "PROXY" or "PROXY STATEMENT") will, at the time of the mailing of the Proxy Statement, and at the time of the FBOH
     Meeting and the CIVISTA Meeting, contain any statement which, at the time it is made and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the FBOH Meeting and the CIVISTA Meeting which has become false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder.

          (b) All documents that FBOH is responsible for filing with any Governmental Entity will comply as to form in all material respects with applicable law. None of the information with respect to FBOH or any FBOH Subsidiary provided by FBOH for inclusion in any document to be filed with any regulatory authority in connection with the transactions contemplated hereby will contain any statement of a material fact which is untrue as of the time that such statement is made.

          3.6. CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth in the FBOH Disclosure Letter, neither the execution and delivery of this Agreement by FBOH, nor the consummation by FBOH of the transactions contemplated hereby, nor compliance by FBOH with any of the provisions hereof will (a) conflict with or result in any breach of any provision of its Amended and Restated Articles of Incorporation or Code of Regulations, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FBOH or any of the FBOH Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FBOH or any FBOH Subsidiary is a party or to which they or any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which, individually or in the aggregate, will not have a Material Adverse Effect on FBOH, (c) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to FBOH or any FBOH Subsidiary or any of their respective properties or assets, except for such violations which, individually or in the aggregate, will not have a Material Adverse Effect on FBOH, or (d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("GOVERNMENTAL ENTITY"), except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the certificate of merger pursuant to the OGCL, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings with, and approval by, the Board of Governors of the Federal Reserve System (the "FRB"), (v) filings with, and approval by, the Office of the Comptroller of the Currency (the "OCC"), (vi) filings with, and approval by, the Office of Thrift Supervision ("OTS"), (vii) filings with, and approval by, the Ohio Division of Savings and Loan Associations ("DIVISION"),
     (viii) filings and approvals pursuant to any applicable state takeover laws ("STATE TAKEOVER APPROVALS"), (ix) consents, approvals, authorizations, permits, filings or notifications in connection with compliance with applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisors, or stock transfer agents, or
     (x) consents, approvals, authorizations, permits, filings or notifications which have either been obtained or made prior to the Closing or which, if not obtained or made, will neither, individually or in the aggregate, have a Material Adverse Effect on FBOH nor restrict FBOH's legal authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

          3.7.  REPORTS AND FINANCIAL STATEMENTS.  Since January
     1, 1991, FBOH has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Commission, including, but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (collectively, the "FBOH REPORTS"). FBOH has previously made available or furnished, or, with respect to the FBOH Reports filed after the date of this Agreement, will promptly furnish, CIVISTA with true and complete copies of each of the FBOH Reports. As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the FBOH Reports complied, or, with respect to FBOH Reports filed after the date of this Agreement, will comply, in all material respects with all the rules and regulations promulgated by the Commission and did not contain, or, with respect to FBOH Reports filed after the date of this Agreement, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of FBOH included in the FBOH Reports (the "FBOH FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of FBOH and the FBOH
     Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

          3.8.  TAXES.  Except as set forth in the FBOH
     Disclosure Letter, FBOH and each FBOH Subsidiary have prepared in good faith and duly and timely filed, all federal, state, local and foreign income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them on or before the date of this Agreement, except where the failure to file would not have a Material Adverse Effect on FBOH. Except as set forth in the FBOH Disclosure Letter, FBOH and each FBOH Subsidiary have paid, or have adequately reserved or have made adequate accruals (in accordance with generally accepted accounting principles) with respect to, all taxes, interest and penalties shown to be owing on all such returns or reports. There are no liens for federal, state, local or foreign taxes upon the assets of FBOH or of any FBOH Subsidiary, except for statutory liens for taxes and assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings. As of the date of this Agreement, except as set forth in the FBOH Disclosure Letter, neither FBOH nor any of the FBOH Subsidiaries is a party to any action or proceeding, nor is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of taxes which are material in amount, and no deficiency notices or reports have been received by FBOH or any of the FBOH Subsidiaries in respect of any material deficiencies for any tax, assessment or government charges.

          3.9. EMPLOYEE PLANS. All employee bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, collective bargaining, group insurance, fringe benefit and other employee benefit, incentive and welfare plans, policies, contracts and arrangements and all trust agreements related thereto, now in effect and relating to any present or former directors, officers or employees of FBOH or FBOH subsidiaries, whether or not described in
     Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are identified in the FBOH Disclosure Letter ("FBOH EMPLOYEE PLANS"). All of the FBOH employee plans have been maintained, operated and administered in substantial compliance with their terms, and FBOH, all of the FBOH Subsidiaries and all of the FBOH Employee Plans currently comply, and have at all relevant times complied, in all material respects with ERISA, the Code, and any other applicable laws. FBOH has previously delivered or made available to CIVISTA copies of all FBOH Employee Plans, in each case as in effect on the date of this Agreement.

          3.10. MATERIAL CONTRACTS. Except as set forth in the FBOH Disclosure Letter or disclosed in the FBOH Reports, neither FBOH nor any FBOH Subsidiary is, as of the date of this Agreement, a party to, or is bound by, (a) any material lease not made in the ordinary course of business of FBOH, (b) any agreement, arrangement, or commitment not made in the ordinary course of business which materially restricts the conduct of any line of business of FBOH, (c) any material agreement, indenture or other instrument not specifically disclosed in the FBOH Financial Statements relating to the borrowing of money by FBOH or the guarantee by FBOH of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), (d) any agreement, arrangement or commitment with or to a labor union, or (e) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by FBOH with the Commission as of the date of this Agreement (the "FBOH CONTRACTS"). Neither FBOH nor any FBOH Subsidiary is in default under any FBOH Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FBOH, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

          3.11. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the FBOH Disclosure Letter or disclosed in FBOH Reports filed by FBOH with the Commission prior to the date of this Agreement, since December 31, 1993 to the date of this Agreement, there has not been any change in the financial condition, results of operations or business of FBOH and the FBOH Subsidiaries that either individually or in the aggregate has had a Material Adverse Effect on FBOH.

          3.12.  LITIGATION. Except as disclosed in the FBOH
     Disclosure Letter or in FBOH Reports filed by FBOH with the Commission prior to the date of this Agreement, there is no litigation, action, arbitration or proceeding pending, or, to the best knowledge of FBOH, threatened against or affecting FBOH or any FBOH Subsidiary which, either individually or in the aggregate, is having, or insofar as reasonably can be foreseen, will have, a Material Adverse Effect on FBOH, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against FBOH or any FBOH Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

          3.13. COMPLIANCE WITH LAWS AND ORDERS. Except as disclosed in the FBOH Disclosure Letter or in FBOH Reports filed by FBOH with the Commission prior to the date of this Agreement, the businesses of FBOH and the FBOH Subsidiaries are not being conducted, and have not been conducted since December 31, 1991, in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on FBOH. Except as set forth in the FBOH Disclosure Letter, no investigation or review by any Governmental Entity with respect to FBOH or any of the FBOH Subsidiaries outside the ordinary course of business and not generally applicable to entities engaged in the same business is pending or, to the knowledge of FBOH, threatened, and no Governmental Entity has indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect on FBOH.

          3.14. AGREEMENTS WITH BANK REGULATORS. As of the date of this Agreement, except as set forth in the FBOH Disclosure Letter, neither FBOH nor any FBOH Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity outside the ordinary course of business and not generally applicable to entities engaged in the same business, including, without limitation, cease and desist or other orders of any bank regulatory authority, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has FBOH been advised by any Governmental Entity that it is contemplating issuing, requiring or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking. Except as set forth in the FBOH Disclosure Letter, there are no (i) material violations or
     (ii) violations with respect to which refunds or restitutions which are material in amount to FBOH and the FBOH Subsidiaries taken as a whole may be required, cited in any compliance report to FBOH or any FBOH Subsidiary as a result of an examination by any bank regulatory authority.

          3.15. FBOH OWNERSHIP OF STOCK. Except as disclosed in the FBOH Disclosure Letter, and except pursuant to The CIVISTA Corporation Stock Purchase Option dated August 10, 1994 (the "CIVISTA STOCK PURCHASE OPTION"), a copy of which is attached hereto as Exhibit 3.15, neither FBOH nor, to the best of its knowledge, any of its affiliates or associates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or commitment for the purpose of acquiring, holding, voting or disposing of, in each case, Shares (other than Shares held in a fiduciary, trust, custodial or agency capacity by a bank or trust subsidiary of FBOH) which in the aggregate, represent 1% or more of the outstanding Shares.

          3.16. ACCOUNTING MATTERS. Neither FBOH nor, to the best of its knowledge, any of its affiliates, has taken or agreed to take any action that would prevent FBOH from accounting for the business combination to be effected by the Merger as a "pooling of interests." FBOH has received from its independent accountants, Coopers & Lybrand, a letter stating that based upon Coopers & Lybrand's review of FBOH's letter proposal to CIVISTA dated August 1, 1994 (including the form of this Agreement dated August 1, 1994 which was incorporated therein), the form of this Agreement dated August 7, 1994, a review of CIVISTA's financial statements, both audited and unaudited, and such other relevant documents and information which Coopers & Lybrand deemed relevant, that such firm is currently unaware of any reason why it would not be able to provide the letter to FBOH required under
     Section 6.3(g).

          3.17. FEES. Except for the fees paid and payable to Alex. Brown & Sons Incorporated, neither FBOH nor any FBOH
     Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

          3.18. FBOH ACTION. The Board of Directors of FBOH (at a meeting duly called and held) has by the requisite vote (i) determined that the Merger is advisable and in the best interests of FBOH and its stockholders, (ii) authorized and approved this Agreement, and the transactions contemplated hereby and thereby, including the Merger (iii) directed that the Merger be submitted for consideration by FBOH's stockholders at the FBOH Meeting, and (iv) authorized and approved the Merger in accordance with Chapter 1704 of the Ohio Revised Code with the result that Chapter 1704 will not apply to the consummation of the Merger and acquisition of shares of FBOH Common Stock by the holders of Common Stock pursuant to this Agreement.

          3.19. VOTE REQUIRED. The affirmative vote of the holders of two-thirds of the outstanding shares of FBOH Common Stock is necessary to approve this Agreement and the transactions contemplated hereby.

          3.20. RIGHTS AGREEMENT. No person will become an "Acquiring Person" and no "Shares Acquisition Date" or "Distribution Date" will occur under the Shareholder Rights Agreement, dated October 21, 1993, between FBOH and FNBO, as rights agent (the "FBOH RIGHTS PLAN"), and no holder of rights issued under the FBOH Rights Plan shall have any rights under Sections 7(a), 11(a)(ii) or 13(a) of the FBOH Rights Plan as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger. No amendments have been made prior to the date of this Agreement to the FBOH Rights Plan except as specifically referred to in this Section 3.20.

          3.21. ENVIRONMENTAL MATTERS. Except as set forth in the FBOH Disclosure Letter, to the best of FBOH's knowledge: (i) neither FBOH nor any of the FBOH subsidiaries has been or is in violation of or liable under any Environmental Law (as hereinafter defined), except for any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on FBOH; and (ii) none of the Loan Portfolio Properties and Other Properties Owned
     (as hereinafter defined) by FBOH or any of the FBOH subsidiaries has been since such properties have been owned, operated or managed by FBOH or any of the FBOH subsidiaries, or is in violation of or liable under any Environmental Law, except for any such violations or liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FBOH. Except as set forth in the FBOH Disclosure Letter, there are no actions, suits, demands, notices, claims, investigations or proceedings pending, or to the best of FBOH's knowledge threatened, relating to the liability of the Loan Portfolio Properties and Other Properties Owned by FBOH or the FBOH subsidiaries under any Environmental Law, including, without limitation, any notices, demand letters or requests for information from any federal, state or local environmental agency relating to any such liabilities under or violations of Environmental Law.

                 4. REPRESENTATIONS AND WARRANTIES OF CIVISTA

          CIVISTA hereby represents and warrants to FBOH that:

          4.1. CORPORATE ORGANIZATION. CIVISTA is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on CIVISTA. CIVISTA is registered as a unitary savings and loan holding company with OTS (as defined herein). CIVISTA has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. CIVISTA has delivered to FBOH as attachments to the CIVISTA Disclosure Letter true and complete copies of its Articles of Incorporation, as amended, and its Code of Regulations, as amended (the "CORPORATE GOVERNANCE DOCUMENTS") as currently in effect.

          4.2. AUTHORITY. CIVISTA has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of CIVISTA's stockholders and the approval of the applicable Regulatory Authorities, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of CIVISTA and no other corporate proceedings on the part of CIVISTA are necessary to authorize this Agreement or to consummate the transactions so contemplated, except for approval by the stockholders of CIVISTA as provided in Section 6.1(a). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, CIVISTA, enforceable against CIVISTA in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought, and except as enforceability hereof may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or to the appointment of a conservator or receiver by the Federal Deposit Insurance Corporation.

          4.3. CAPITALIZATION. The authorized capital stock of CIVISTA consists of 5,000,000 shares of Common Stock and 5,000,000 shares of serial preferred stock. As of the date of this Agreement,
     (i) 3,506,552 shares of Common Stock (including 8,248 treasury shares) were validly issued and outstanding, fully paid and nonassessable and not issued in violation of any preemptive right of any Company stockholder, and (ii) no shares of serial preferred stock were issued and outstanding. As of the date of this Agreement, there were outstanding Company Stock Options to purchase 281,800 shares of Common Stock, all of which are currently exercisable. Except as contemplated by this Agreement, the CIVISTA Stock Purchase Option or in CIVISTA Disclosure Letter (which is a letter attached hereto as Exhibit 4.3, dated the date of this Agreement, from CIVISTA to FBOH, such letter being identified by FBOH executing a copy thereof), there are no shares of capital stock of CIVISTA authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of CIVISTA obligating, or which may obligate, CIVISTA to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of CIVISTA or obligating, or which may obligate, CIVISTA to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment. Except as set forth in CIVISTA Disclosure Letter, there are no voting trusts or other similar agreements, arrangements, or commitments to which CIVISTA or any Company Subsidiary (as hereinafter defined) is a party with respect to the voting of the capital stock of CIVISTA.

          4.4. SUBSIDIARIES. CIVISTA Disclosure Letter sets forth, as of the date of this Agreement, the name and state of incorporation of each subsidiary of CIVISTA (collectively, the "COMPANY SUBSIDIARIES") and the authorized capital stock of each Company Subsidiary. Except as set forth in CIVISTA Disclosure Letter, each of the Company Subsidiaries is a savings association or a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on CIVISTA. Each of the Company Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. CIVISTA has delivered to FBOH as attachments to the CIVISTA Disclosure Letter true and complete copies of the Company Subsidiaries' articles of incorporation and code of regulations, both as currently in effect.

          Except as set forth in CIVISTA Disclosure Letter, as of the date of this Agreement, all outstanding shares of capital stock of each Company Subsidiary are owned by CIVISTA or another Company Subsidiary and are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive right and are owned free and clear of all liens, claims, charges, options, encumbrances or agreements with respect thereto. Except as set forth in CIVISTA Disclosure Letter, as of the date of this Agreement, neither CIVISTA nor any Company Subsidiary owns beneficially more than 5% of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization. There are, as of the date of this Agreement, no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary obligating, or which may obligate, any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating, or which may obligate, any Company Subsidiary to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment.

          4.5.  INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION
                STATEMENT, ETC.

          (a) None of the information with respect to CIVISTA or any Company Subsidiary provided in writing by CIVISTA for inclusion in the Registration Statement will, at the time it becomes effective and at the time of the FBOH Meeting and the CIVISTA Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information with respect to CIVISTA or any Company
     Subsidiary provided in writing by CIVISTA for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement, and at the time of the FBOH Meeting and the CIVISTA Meeting, contain any statement which, at the time it is made and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the FBOH Meeting and the CIVISTA Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations promulgated thereunder.

          (b) All documents that CIVISTA is responsible for filing with any Governmental Entity will comply as to form in all material respects with applicable law. None of the information with respect to CIVISTA or any Company Subsidiary provided by CIVISTA for inclusion in any document to be filed with any regulatory authority in connection with the transactions contemplated hereby will contain any statement of a material fact which is untrue as of the time that such statement is made.

          4.6. CONSENT AND APPROVALS; NO VIOLATION. Except as set forth in CIVISTA Disclosure Letter, neither the execution and delivery of this Agreement by CIVISTA, nor the consummation by CIVISTA of the transactions contemplated hereby, nor compliance by CIVISTA with any of the provisions hereof, will (a) conflict with or result in any breach of any provision of its Corporate Governance Documents, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CIVISTA or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CIVISTA or any Company Subsidiary is a party or to which they or any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, that are set forth in CIVISTA Disclosure
     Letter or which, individually or in the aggregate, will not have a Material Adverse Effect on CIVISTA, (c) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to CIVISTA or any Company Subsidiary or any of their respective properties or assets, except for such violations which, individually or in the aggregate, will not have a Material Adverse Effect on CIVISTA, or (d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing certificates of merger pursuant to the OGCL, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings with, and approval by, the FRB, (v) filings with, and approval by, the OCC, (vi) filings with, and approval by, the OTS, (vii) filings with, and approval by the Division, (viii) filings and approvals pursuant to any applicable State Takeover Approvals, or (ix) consents, approvals, authorizations, permits, filings or notifications which have either been obtained or made prior to the Closing or which, if not obtained or made, will neither, individually or in the aggregate, have a Material Adverse Effect on CIVISTA nor restrict CIVISTA's legal authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

          4.7.  REPORTS AND FINANCIAL STATEMENTS. Since September
     30, 1991, CIVISTA has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Commission, including, but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (collectively, the "COMPANY REPORTS"). The Company has previously made available or furnished, or, with respect to Company Reports filed after the date of this Agreement, will promptly furnish, FBOH with true and complete copies of each of the Company Reports. As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the Company Reports complied, or, with respect to Company Reports filed after the date of this Agreement, will comply, in all material respects with all the rules and regulations promulgated by the Commission, and did not contain, or, with respect to Company Reports filed after the date of this Agreement, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of CIVISTA included in the Company Reports (the "COMPANY FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of CIVISTA and the Company Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.















          4.8. TAXES. Except as set forth in CIVISTA Disclosure Letter, CIVISTA and each Company Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them on or before the date of this Agreement, except where the failure to file would not have a Material Adverse Effect on CIVISTA. Except as set forth in CIVISTA Disclosure Letter, CIVISTA and each Company Subsidiary have paid, or have adequately reserved or have made adequate accruals (in accordance with generally accepted accounting principles) with respect to, all taxes, interest and penalties shown to be owing on all such returns and reports. The CIVISTA Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to CIVISTA and each Company Subsidiary: (i) the most recent tax year through which the IRS has completed its examination of such corporation, (ii) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved, (iii) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension, and (iv) whether there are any existing material disputes as to state, local or foreign taxes. Except as set forth in CIVISTA Disclosure Letter, there are no liens for federal, state, local or foreign taxes upon the assets of CIVISTA or of any Company Subsidiary, except for statutory liens for taxes and assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings. Except as set forth in CIVISTA Disclosure Letter, neither CIVISTA nor any of the Company Subsidiaries is a party to any action or proceeding, nor is any such action or proceeding threatened, by any Governmental
     Entity for the assessment or collection of taxes which are material in amount, and no deficiency notices or reports have been received by CIVISTA or any of the Company Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charges. After the date of this Agreement, CIVISTA will promptly notify FBOH of (i) the commencement or threat of any such action or proceeding involving an amount of taxes material to CIVISTA and its subsidiaries taken as a whole, and (ii) the receipt by CIVISTA or the Company Subsidiaries of any such deficiency notices or reports in respect of any material deficiencies.

          4.9. EMPLOYEE PLANS, EMPLOYEES. All employee bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, collective bargaining, group insurance, fringe benefit and other employee benefit, incentive and welfare plans, policies, contracts and arrangements and all trust agreements related thereto, now in effect and relating to any present or former directors, officers or employees of CIVISTA or the Company Subsidiaries, whether or not described in Section 3(3) of ERISA ("COMPANY EMPLOYEE
     PLANS"), are identified in CIVISTA Disclosure Letter. CIVISTA has previously delivered or made available to FBOH copies of all Company Employee Plans, in each case as in effect on the date of this Agreement. All of Company Employee Plans have been maintained, operated and administered in substantial compliance with their terms, and CIVISTA, all of the Company Subsidiaries and all of the Company Employee Plans currently comply, and have at all relevant times complied, in all material respects with ERISA, the Code, and any other applicable laws. With respect to each Company Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except as set forth in CIVISTA Disclosure Letter each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either has been determined by the Internal Revenue Service ("IRS") to be so qualified or is the subject of a pending application for such determination that was timely filed, (b) except as set forth in CIVISTA Disclosure Letter, would be fully funded (calculated using the interest rate and other actuarial assumptions mandated by the Pension Benefit Guaranty Corporation ("PBGC")) if terminated at the Effective Time and there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) no reportable event described in Section 4043 of ERISA has occurred, (d) no defined benefit plan has been terminated, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the PBGC to institute any such proceedings, and (e) no pension plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA. Except as set forth in CIVISTA Disclosure Letter, no Company Employee Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (i) temporary coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of CIVISTA or any Company Subsidiary, or (iv) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary)).







          Except as set forth in CIVISTA Disclosure Letter, all employees of CIVISTA and the Company Subsidiaries are "at will" and there are no employment, consulting or like agreements, written or oral, expressed or implied.

          4.10. MATERIAL CONTRACTS. Except as set forth in CIVISTA Disclosure Letter or disclosed in the Company Reports, neither CIVISTA nor any Company Subsidiary is, as of the date of this Agreement, a party to, or is bound by, (a) any material lease not made in the ordinary course of business of CIVISTA, (b) any agreement, arrangement, or commitment not made in the ordinary course of business which materially restricts the conduct of any line of business of CIVISTA, (c) any benefit agreements providing for aggregate payments to any person in any calendar year in excess of $100,000, (d) any material agreement, indenture or other instrument not specifically disclosed in CIVISTA Financial
     Statements relating to the borrowing of money by CIVISTA or the guarantee by CIVISTA of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), (e) any agreement, arrangement or commitment with or to a labor union or (f) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the Commission (the agreements and other documents referred to in clauses (a) through (e) of this sentence, collectively, the "COMPANY CONTRACTS"). Neither CIVISTA nor any Company Subsidiary is in default under any Company Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on CIVISTA, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

          4.11. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in CIVISTA Disclosure Letter or disclosed in Company Reports filed by the Company with the Commission prior to the date of this Agreement, since September 30, 1993 to the date of this Agreement, there has not been any change in the financial condition, results of operations or business of CIVISTA and the Company Subsidiaries that either individually or in the aggregate has had a Material Adverse Effect on CIVISTA.

          4.12.  LITIGATION. Except as disclosed in CIVISTA
     Disclosure Letter or in Company Reports filed by the Company with the Commission prior to the date of this Agreement, there is no litigation, action, arbitration or proceeding pending, or, to the best knowledge of CIVISTA, threatened against or affecting CIVISTA or any Company Subsidiary which, either individually or in the aggregate, is having, or insofar as reasonably can be foreseen will have, a Material Adverse Effect on CIVISTA, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against CIVISTA or any Company Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

          4.13. COMPLIANCE WITH LAWS AND ORDERS. Except as disclosed in CIVISTA Disclosure Letter or in Company Reports filed by the Company with the Commission prior to the date of this Agreement, the businesses of CIVISTA and the Company Subsidiaries are not being conducted, and have not been conducted since September 30, 1991, in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, zoning ordinances, building codes, and environmental, civil rights, and occupational health and safety laws and regulations and, in the case of Company Subsidiaries that are savings and loans or thrifts, all statutes, rules and regulations pertaining to the conduct of such business), except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on CIVISTA. Except as set forth in CIVISTA Disclosure Letter, no investigation or review by any Governmental Entity with respect to CIVISTA or any of the Company Subsidiaries outside the ordinary course of business and not generally applicable to entities engaged in the same business is pending or, to the knowledge of CIVISTA, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect on CIVISTA.

          4.14. AGREEMENTS WITH REGULATORS. As of the date of this Agreement, except as disclosed in CIVISTA Disclosure Letter, neither CIVISTA nor any Company Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity outside the ordinary course of business and not generally applicable to entities engaged in the same business, including, without limitation, cease and desist orders of any regulatory authority, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has CIVISTA been advised by any Governmental Entity that it is contemplating issuing, requiring, or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking. Except as set forth in CIVISTA Disclosure Letter, there are no (i) material violations, or (ii) violations with respect to which refunds or restitutions which are material in amount to CIVISTA and the Company Subsidiaries taken as a whole may be required, cited in any compliance report to CIVISTA or any Company Subsidiary as a result of an examination by any regulatory authority.

          4.15. COMPANY OWNERSHIP OF STOCK. Except as disclosed in CIVISTA Disclosure Letter, as of the date of this Agreement, neither CIVISTA nor, to the best of its knowledge, any of its affiliates or associates (i) beneficially owns directly or indirectly, or (ii) are parties to any agreement, arrangement or commitment for the purpose of acquiring, holding, voting or disposing of, in each case, shares of FBOH Common Stock (other than shares of FBOH Common Stock held in a fiduciary, trust, custodial or agency capacity by a subsidiary of CIVISTA) which in the aggregate, represent 1% or more of the outstanding shares of FBOH Common
     Stock.

          4.16. ACCOUNTING MATTERS. Neither CIVISTA nor, to the best of its knowledge, any of its affiliates, has taken or agreed to take any action that would prevent FBOH from accounting for the business combination to be effected by the Merger as a "pooling of interests."

          4.17.  FEES. Except for fees paid and payable to McDonald
     & Company Securities, Inc. ("MCDONALD"), neither CIVISTA nor any Company Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

          4.18.  COMPANY ACTION.  The Board of Directors of CIVISTA
     (at a meeting duly called and held) has by the requisite vote (i) determined that the Merger is advisable and in the best interests of CIVISTA and its stockholders, (ii) authorized and approved this Agreement, the CIVISTA Stock Purchase Option and the transactions contemplated hereby and thereby, including the Merger, (iii) directed that the Merger be submitted for consideration by CIVISTA's stockholders entitled to vote thereon at the CIVISTA Meeting, and (iv) authorized and approved the CIVISTA Stock Purchase Option and the Merger in accordance with Chapter
     1704 of the Ohio Revised Code with the result that Chapter 1704 will not apply to the consummation of the Merger and the acquisition by FBOH of shares of Common Stock pursuant to the Merger, the CIVISTA Stock Purchase Option or any of the transactions contemplated by this Agreement or the CIVISTA Stock Purchase Option. McDonald, CIVISTA's financial advisor, has provided the Board of Directors of CIVISTA with its opinion that, as of the date of such duly called meeting of the Board, the Exchange Ratio is fair, from a financial point of view, to the stockholders of CIVISTA.

          4.19. VOTE REQUIRED. The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and the transactions contemplated hereby, unless FBOH has exercised its rights to acquire the CIVISTA preferred stock under the CIVISTA Stock Purchase Option.

          4.20. CONDUCT OF CIVISTA TO DATE. Except as disclosed in CIVISTA Disclosure Letter and in Company Reports filed with the Commission prior to the date of this Agreement, from and after September 30, 1993, to the date of this Agreement: (a) CIVISTA and the Company Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their current practices, (b) CIVISTA has not issued or sold any of its capital stock (except shares of Common Stock issued upon exercise of employee stock options outstanding on or before September 30,
     1993), or any corporate debt securities which would be classified as long-term debt on the balance sheets of CIVISTA, (c) CIVISTA has not granted any option for the purchase of its capital stock (other than pursuant to the CIVISTA Stock Purchase Option), effected any stock split, or otherwise changed its authorized capitalization, (d) CIVISTA has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock, or, directly or indirectly, redeemed or otherwise acquired any of its capital stock, except regular quarterly cash dividends and a regular "extra" cash dividend, (e) CIVISTA has neither incurred nor prepaid any corporate debt securities or instruments which are or would be classified as long-term debt on the balance sheet of CIVISTA, (f) neither
     CIVISTA nor any Company Subsidiary has sold, assigned, transferred, or otherwise disposed of to a third party (i) equity securities in or issued by any Company Subsidiary, (ii) branch offices of any Company Subsidiary, (iii) assets constituting any other line of business, or (iv) any of its other material properties or assets other than for a fair consideration in the ordinary course of business, (g) neither CIVISTA nor any Company Subsidiary has purchased or otherwise acquired from a third party equity securities in or issued by such third party other than in the ordinary course of business, branch offices of such third party, assets constituting any other line of business, or any other material properties or assets outside the ordinary course of its business, (h) neither CIVISTA nor any Company Subsidiary has: increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except under existing plans and policies, entered into any new, or amended or supplemented any existing, or secured, collateralized, or funded any, employment, management, consulting, deferred compensation, severance, or other similar contract, entered into, terminated, or substantially modified any Company Employee Plan in respect of any of its present or former directors, officers, or other employees, or agreed to do any of the foregoing,
     (i) neither CIVISTA nor any Company Subsidiary, has entered into any transaction, contract, lease, agreement or commitment requiring the approval of the Board of Directors of CIVISTA or any Company Subsidiary, or amended, modified or terminated any contract, lease or other agreement to which it is a party in a manner requiring the approval of the Board of Directors of CIVISTA or any Company Subsidiary, and (j) no Company Subsidiary has entered into any material transaction, contract, lease, agreement or commitment outside the ordinary course of business requiring the approval of the Board of Directors of such Subsidiary or amended, modified or terminated outside the ordinary course of business any material contract, lease or other agreement to which it is a party in a manner requiring the approval of the Board of Directors of such Subsidiary.

          4.21.  ENVIRONMENTAL MATTERS.  For purposes of this
     Agreement, the following terms shall have the indicated MEANINGS:

              "ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous
          Substances. The term Environmental Law includes, without limitation; the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
          Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, as amended, 125 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; all comparable state and local laws; and any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

              "HAZARDOUS SUBSTANCE" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.







              "LOAN PORTFOLIO PROPERTIES AND OTHER PROPERTIES
          OWNED" means those properties owned, operated or managed (including those held in trust) by CIVISTA, as the case may be, or any of their subsidiaries.

     Except as set forth in CIVISTA Disclosure Letter, to the best of CIVISTA's knowledge: (i) neither CIVISTA nor any of the Company Subsidiaries has been or is in violation of or liable under any Environmental Law, except for any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on CIVISTA; and (ii) none of the Loan Portfolio Properties and Other Properties Owned by CIVISTA or any of the Company Subsidiaries has been since such properties have been owned, operated or managed by CIVISTA or any of the Company Subsidiaries, or is in violation of or liable under any Environmental Law, except for any such violations or liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CIVISTA. Except as set forth in CIVISTA Disclosure Letter, there are no actions, suits, demands, notices, claims, investigations or proceedings pending, or to the best of CIVISTA's knowledge threatened, relating to the liability of the Loan Portfolio Properties and Other Properties Owned by CIVISTA or the
     Company Subsidiaries under any Environmental Law, including, without limitation, any notices, demand letters or requests for information from any federal, state or local environmental agency relating to any such liabilities under or violations of Environmental Law.


                             5. COVENANTS

          5.1.  ACQUISITION PROPOSALS AND NEGOTIATIONS.  Each of
     CIVISTA and the Company Subsidiaries shall not, directly or indirectly, and shall instruct and otherwise use its diligent efforts to cause their respective officers, directors, employees, agents and advisors not to, directly or indirectly, solicit or initiate any proposals or offers from any person, or discuss or negotiate with any such person, relating to any acquisition or purchase of all or a material amount of the assets of, or any equity securities of, or any merger, consolidation or business combination with, CIVISTA or any of the Company Subsidiaries
     (such transactions are referred to herein as "Acquisition Transactions"), provided, however, that nothing contained in this Section shall prohibit (i) CIVISTA or any Company Subsidiary, as the case may be, from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that (a) the Board of Directors of CIVISTA, after consultation with and based upon the written advice of Squire, Sanders & Dempsey, determines in good faith that such action is required for the directors of CIVISTA to fulfill their fiduciary duties and obligations to the CIVISTA stockholders and other constituencies under Ohio law, taking into consideration the bidding procedures engaged in in connection with the transactions contemplated hereby and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, CIVISTA provides immediate written notice to FBOH to the effect that it is furnishing information to, or entering into discussions or negotiations with, such a person or entity, or
     (ii) the Board of Directors of CIVISTA from failing to make, withdrawing or modifying its recommendation referred to in
     Section 5.14 following receipt of a proposal for an Acquisition Transaction if the Board of Directors of CIVISTA, after consultation with and based upon the written advice of Squire, Sanders & Dempsey, determines in good faith that such action is required for the directors of CIVISTA to fulfill their fiduciary duties and obligations to the CIVISTA stockholders and other constituencies under Ohio law, taking into consideration the bidding procedures engaged in in connection with the transactions contemplated hereby.

          5.2. INTERIM OPERATIONS OF CIVISTA. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, as required by law, as set forth in CIVISTA Disclosure Letter, or as otherwise approved in writing by FBOH (which shall not be unreasonably withheld):

              5.2.1.  CONDUCT OF BUSINESS.  CIVISTA shall,
     and shall cause each of the Company Subsidiaries to, conduct their respective businesses only in, and not take any action except in the ordinary course of business substantially consistent with current practices (which practices include any workout arrangements for troubled loans and real estate development assets). CIVISTA shall use all diligent efforts to (i) maintain and preserve intact the business organization of CIVISTA and each of the Company Subsidiaries, keep available the services of its and their present officers and employees, and keep the branch operations fully staffed with competent employees, (ii) preserve the goodwill of those having business relationships with CIVISTA or the Company Subsidiaries, (iii) maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear, (iv) attempt to resolve such loans which FBOH has identified in writing to CIVISTA as "troubled," in a workout arrangement which conditions and terms shall be satisfactory to FBOH, (v) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it, provided however, in the event that any such insurance (including, without limitation, directors' and officers' liability insurance) is cancelled or not renewable at its expiration at current or standard rates, CIVISTA shall consult with FBOH in order to determine whether to exercise its right to extend the discovery period and in evaluating available alternatives to replace the current insurance, (vi) perform in all material respects all obligations required to be performed by each of CIVISTA and each of the Company
     Subsidiaries under all material contracts, leases and documents relating to or affecting its assets, properties, and business, and (vii) comply with and perform in all material respects all obligations and duties imposed upon it by all federal, state, municipal, and local laws, and all rules, regulations and orders imposed by federal, state, municipal or local governmental agencies.

              5.2.2.  NEGATIVE COVENANTS.  CIVISTA shall not
     and shall not permit any of the Company Subsidiaries to make any change or amendment to, or to repeal, their respective articles of incorporation or codes of regulations (or comparable governing instruments). Neither CIVISTA nor any Company Subsidiary shall after the date of this Agreement enter into any loan or credit commitment (including standby letters of credit) to, or invest (as a venture capital or similar investment) or agree to invest (as a venture capital or similar investment) in, any person or entity if such loan, commitment or investment, would exceed $250,000 as a residential loan or investment, or $500,000 as a commercial loan, without first consulting with FBOH; PROVIDED, HOWEVER, that nothing in this paragraph shall prohibit CIVISTA or any Company Subsidiary from honoring any contractual obligation in existence on the date of this Agreement. Neither CIVISTA nor any Company Subsidiary shall after the date of this Agreement enter into any participatory agreements, loans, commitments or investments involving collateral outside of Ohio, without first consulting with FBOH.

              Neither CIVISTA nor any Company Subsidiary shall sell, assign, transfer or otherwise dispose of to a third party,
     (i) branch offices of any Company Subsidiary, or (ii) any of its material properties or assets. Neither CIVISTA nor any Company Subsidiary shall purchase or otherwise acquire from a third party, branch offices of such third party, assets constituting any other line of business, or any other material properties or assets outside the ordinary course of its business. Neither CIVISTA nor any Company Subsidiary shall enter into any transaction, contract, lease, agreement or commitment (or any amendment to any transaction, contract, lease, agreement or commitment) outside of the ordinary course of business which is material to CIVISTA and the Company Subsidiaries taken as a whole.

              5.2.3.  CAPITAL STOCK.  CIVISTA shall not, and
     shall not permit any of the Company Subsidiaries to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to Company Stock Options outstanding on the date of this Agreement or the exercise by FBOH of its rights under the CIVISTA Stock Purchase Option) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, commitment or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them or enter into any arrangement, contract or commitment with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither CIVISTA nor any Company Subsidiary shall acquire beneficial ownership of more than 5% of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization.

              5.2.4. DIVIDENDS. CIVISTA shall not and shall not permit any of the Company Subsidiaries to declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (a) CIVISTA's regular quarterly cash dividends in the amount of $.10 per share and its regular "extra" cash dividend in the amount of $.25 per share (to the extent each is legally permitted), and (b) dividends paid (to the extent legally permitted) by any Company Subsidiary to another Company Subsidiary or CIVISTA with respect to such Company Subsidiary's capital stock. From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, CIVISTA shall not, without the prior written consent of FBOH, make any changes in its practice of setting dividend record or dividend payment dates.

              5.2.5. EMPLOYEE PLANS. Except as is necessary to comply with the Code, CIVISTA shall not, and shall not permit any of Company Subsidiaries to: adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any present or former director, officer or employee of CIVISTA or any Company
     Subsidiary; increase the compensation or fringe benefits of any present or former director, officer or employee, including the Senior Officers (as hereinafter defined); pay any bonus, compensation or benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock rights); take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements; or enter into any contract, agreement, commitment or arrangement to do any of the foregoing. Notwithstanding the restrictions contained in this Section, CIVISTA or the Company Subsidiaries may grant individual merit increases to the non-Senior Officer employees in accordance with past practices up to a total of 5% of the total annual compensation of all employees, excluding from such total the aggregate of the compensation for the employees of CIVISTA and of the Company Subsidiaries who are parties to a Severance
     Agreement (the "SENIOR OFFICERS"); and may pay bonuses to employees, including Senior Officers, but only to the extent the aggregate of such bonuses does not exceed the aggregate of bonuses paid for the 1993 fiscal year plus an amount equal to $42,000.

              5.2.6. CONFORMING ACCOUNTING AND RESERVE POLICIES;
                     RESTRUCTURING EXPENSES.

              (a) Notwithstanding that CIVISTA believes that it has established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, CIVISTA recognizes that FBOH has adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time, CIVISTA and FBOH shall consult and cooperate with each other with respect to conforming, as specified in a notice from FBOH to CIVISTA, based upon such consultation, CIVISTA's loan, accrual and reserve policies to those policies of FBOH.

              (b) In addition, from and after the date of this Agreement to the Effective Time, CIVISTA and FBOH shall consult and cooperate with each other with respect to determining, as specified in a notice from FBOH to CIVISTA, based upon such consultation, appropriate accruals, reserves and charges to establish and take in respect of excess facilities and equipment capacity, restructuring costs, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments taking into account the Surviving Corporation's business plan following the Merger.

              (c) CIVISTA and FBOH shall consult and cooperate with each other with respect to determining, as specified in a notice from FBOH to CIVISTA, based upon such consultation, the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger.

              (d) At the request of FBOH, and in an amount and on a basis satisfactory to CIVISTA, CIVISTA shall promptly establish and take such reserves and accruals as FBOH shall request to conform, on a mutually satisfactory basis, CIVISTA's loan, accrual and reserve policies to FBOH's policies, shall establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger; PROVIDED, HOWEVER, that it is the objective of FBOH and CIVISTA that such reserves, accruals and charges be taken on or before December 31, 1994, but in no event later than immediately prior to the Closing;
          and PROVIDED, FURTHER, that CIVISTA shall not be obligated to take any such action pursuant to this Section 5.2.6 unless and until (i) FBOH specifies its request in a writing delivered to CIVISTA, (ii) all conditions to the obligations of CIVISTA and FBOH to consummate the Merger set forth in Sections 6.1 through 6.3 have been waived or satisfied by the appropriate party, and (iii) such reserves, accruals and charges conform with generally accepted accounting principles.

          5.3. INTERIM OPERATIONS OF FBOH. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, as required by law, or as otherwise approved in writing by CIVISTA (which shall not be unreasonably withheld) FBOH shall, and shall cause each of the FBOH Subsidiaries to, conduct their respective businesses in such a manner so as not to materially interfere with the ability to consummate the Merger, delay the Effective Time or have a Material Adverse Effect upon the transactions contemplated by the Agreement.


          5.4.  EMPLOYMENT MATTERS.

          (a) As of the Effective Time, FBOH will assume the obligations of the CIVISTA and the Company Subsidiaries, as applicable, Severance Agreements, as amended as of August 10, 1994, ("SEVERANCE AGREEMENTS" or "SEVERANCE AGREEMENT") to the extent such obligations can be assumed or benefits thereunder provided as a matter of law. Each Severance Agreement has been amended, which amendments are conditioned upon the Merger becoming effective, to delete in its entirety Section 3(e) which provides for a cash payment in lieu of the right of the holder to exercise CIVISTA Stock Options.

          (b) It is FBOH's intent, to the extent possible, to maintain the current employee base of CIVISTA and Citizens. After the Effective Time, FBOH will cause each of its subsidiaries to use its diligent efforts to minimize terminations of employees of CIVISTA and Citizens and to give priority to any displaced employees of CIVISTA and Citizens equal to that given to employees of FBOH and its subsidiaries in filling positions within FBOH and its subsidiaries. It is FBOH's intent, to the extent possible, to retain the employees of each of the Non-banking Subsidiaries during the pendency of the disposition of such subsidiary or its assets (except for any termination for cause).

          FBOH agrees to pay as separation monies to employees of CIVISTA and Citizens, other than the persons with Severance Agreements, in consideration for a standard release of FBOH regarding matters related to employment and termination of employment, who either at Closing do not become employees of FBOH or its subsidiaries or to persons who become employees of FBOH or its subsidiaries but whose employment is terminated during the 180-day period after the Effective Time (except if such termination is for cause). The separation monies will be calculated as follows: (i) all such employees shall receive a minimum of four weeks salary (net of required taxes), (ii) employees with more than two years of service will receive two weeks of salary (net of required taxes) for each full year of service up to a maximum severance benefit equal to 26 weeks of salary. Such employees will also be entitled to any other benefits, if any, required by law.
     In lieu of the above separation amounts, employees of the Non-banking Subsidiaries shall receive separation benefits as provided in the disposition document for their subsidiary or its assets.

          FBOH is not required to hire any employees of CIVISTA or the Company Subsidiaries, but may if it so desires. All persons employed by FBOH and its subsidiaries as of the Effective Time will remain "at will" employees, meaning that their employment can be terminated for any or no reason. Notwithstanding anything contained herein to the contrary, no third party shall have a right to enforce the provisions of this Section 5.4(b) or assert any claim hereunder.

          (c) Following the Effective Time, the employee benefit programs to be available and applicable to the persons who were employees of CIVISTA and the Company Subsidiaries, and who become employees of FBOH and/or its subsidiaries, are as follows:

              (i) DEFINED BENEFIT RETIREMENT AND PENSION PLANS.
     At such time on or after the Effective Time as FBOH shall deem appropriate, FBOH will either (a) cause the merger of the CIVISTA pension plan into the FBOH defined benefit plan, in which case (i) each CIVISTA employee shall be credited with the service for eligibility and vesting purposes (but not for benefit accrual purposes) with which he was credited under the CIVISTA pension plan as of the date of such merger, (ii) each participant in the CIVISTA pension plan shall be entitled to his benefit accrued under the CIVISTA plan as of the date of such merger, but only to the extent such participant is otherwise eligible therefor under the terms of the FBOH defined benefit plan, and (iii) each CIVISTA employee who satisfies the age and service eligibility requirements of the FBOH defined benefit plan shall be eligible to participate in the FBOH defined benefit plan and accrue benefits thereunder on and after the date of such merger in accordance with the provisions thereof; or (b) terminate the CIVISTA pension plan and provide benefits in accordance with the terms thereof, and extend the FBOH defined benefit plan to CIVISTA employees as of the effective date of the CIVISTA pension plan termination, in which case such CIVISTA employees shall be credited with service for eligibility and vesting purposes (but not for benefit accrual purposes) under the FBOH defined benefit plan for periods of their CIVISTA employment.

              (ii) SAVINGS PLANS. CIVISTA does not have in effect any savings or similar type plan for its employees. FBOH maintains the First Bancorporation of Ohio and Subsidiaries Employees' Salary Savings Retirement Plan ("FBOH 401K Plan"). At the Effective Time, FBOH will credit the CIVISTA employees who become employees of FBOH or any of its current subsidiaries, for purposes of the FBOH 401K Plan, with all service with CIVISTA or any of the Company Subsidiaries for purposes of determining their eligibility to participate in such plan and the vested portion of their respective accrued benefits under such plan.

              (iii) HEALTH CARE PLANS. At such time on or after the Effective Time as FBOH shall deem appropriate, FBOH and its subsidiaries will provide CIVISTA employees hired by FBOH with such coverage under the FBOH health care plan as they then provide their employees, with all service with CIVISTA or any of the Company Subsidiaries credited for purposes of determining such employee's eligibility to participate in such plan. No benefits currently provided CIVISTA or the Company Subsidiaries employees, which exceed those provided by FBOH and its subsidiaries, will be grandfathered or provided, except if required by law. The employees of the Non-banking Subsidiaries will receive the same benefits they receive as of the date of this Agreement. FBOH will assume the existing CIVISTA and the Company Subsidiaries retiree health care benefit plan at the Effective Time, pursuant to the terms and conditions of such plan as of the date of this Agreement, FBOH, however, retains the existing rights to amend or terminate such plan which have been reserved by the plan sponsor in the plan document.

              (iv)  SERP PLAN. CIVISTA has adopted and maintains
     The CIVISTA Corporation Supplemental Employee Retirement Plan
     ("SERP PLAN") for a limited number of employees. CIVISTA agrees that as of the date of this Agreement it will not amend or make any changes to the terms or conditions of such SERP Plan. As of the Effective Time, accruals under the SERP Plan shall cease, participants shall be vested in their accrued benefits as of such date and FBOH agrees to assume the liabilities under the SERP Plan as of such date.

              (v) Other Benefit Plans. At such time on or after the Effective Time as FBOH shall deem appropriate, FBOH and its subsidiaries will provide former CIVISTA employees with such coverage under the FBOH benefit plans and programs as are generally provided to all employees of FBOH and its Subsidiaries. All service with CIVISTA or any of the Company Subsidiaries shall be credited for purposes of determining a former CIVISTA employee's eligibility to participate in such other benefit plans. No benefits currently provided CIVISTA or the

     Company Subsidiaries employees which exceed those provided by FBOH and its subsidiaries will be grandfathered or provided, except if required by law, unless otherwise specifically agreed to by FBOH in writing.

          5.5. ACCESS, INFORMATION AND CONFIDENTIALITY. Upon reasonable notice, CIVISTA and each of the Company Subsidiaries shall afford to FBOH and its representatives (including, without limitation, directors, officers and employees of FBOH, its counsel, accountants, environmental consultants and other professionals retained by FBOH) full access during normal business hours throughout the period prior to the Effective Time to the books, contracts, records (including, without limitation, tax returns and work papers of independent auditors), shareholder and customer information, properties, personnel and such other information and documents of CIVISTA and each of the Company Subsidiaries. FBOH shall have a right with the prior notice to CIVISTA to have environmental assessments conducted on any properties owned, managed or controlled by CIVISTA and the Company Subsidiaries. CIVISTA shall not be required to provide access to any such item or information if the providing of such access
     (i) would be reasonably likely to result in the loss or impairment of any privilege with respect to such information, or (ii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity.

          All information furnished by one party to another party in connection with this Agreement and the transactions contemplated hereby which is regarded by such furnishing party as confidential will be kept confidential by such other party and its representatives (including, without limitation, directors, officers and employees, its counsel, accountants and other professionals retained by such party) and will be used only in connection with this Agreement and the transactions contemplated hereby, and not in such party's business or by its directors, officers and employees, its counsel, accountants and other professionals retained by such party if the Merger is not consummated. Nothing contained in this Section shall restrict or prohibit CIVISTA or FBOH from disclosing information in any document filed with the Commission, FRB, OCC, OTS, the Division and other governmental authorities and bodies nor shall it in any way restrict FBOH's right to exercise the CIVISTA Stock Purchase Option, and so long as this Agreement has not been terminated pursuant to Article 7 hereof, FBOH may, notwithstanding this confidentiality provision, disclose such information as it deems necessary or advisable in connection with explaining or providing background information to security analysts and others concerning the transactions contemplated by this Agreement, except that any such information dealing with the areas of individual employees, their future employment, reserves established for specific loans, matters related to litigation and CIVISTA's business strategies, may only be disclosed with the prior approval of CIVISTA, which approval shall not be unreasonably withheld. It is the parties' intent to provide such analysts with accurate information regarding the transaction in a light favorable to completion of the transactions contemplated by this Agreement.

          5.6.  CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS,
     DIVESTITURES. FBOH and CIVISTA shall (a) promptly file all reports and applications required to be filed with the Commission, the FRB and such other regulatory authorities (the "REGULATORY AUTHORITIES") as may have jurisdiction for such approvals as may be required to be obtained from such regulatory authorities in order to carry out the transactions contemplated by this Agreement as soon as practicable between the date of this Agreement and the Effective Time and each FBOH Subsidiary or Company Subsidiary that is a bank or savings bank shall also file all reports required to be filed with the FRB, the OCC, the OTS and the Division with respect to the Merger and the other transactions contemplated by this Agreement, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation, and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations, and (c) deliver to the other party to this Agreement copies of all such applications and reports promptly after they are filed. In no event, however, shall either party hereto be liable for any untrue statement of a material fact or omission to state a material fact in any filing made with any Governmental Entity pursuant to this Section made in reliance upon, and in conformity with, written information concerning the other party hereto furnished by such other party specifically for use in such filing. Each party hereto shall advise the other party hereto promptly of the occurrence of any event which makes untrue any statement of a material fact contained in any such filing or any amendment or supplement thereto or that requires the making of a change in any such filing or any amendment or supplement thereto in order to make any material statement therein not misleading.

          Between the date of this Agreement and the Effective Time, CIVISTA and FBOH agree to cooperate in a review of the possible divestiture of all or some of the Non-banking Subsidiaries. In the event CIVISTA and FBOH determine to divest one or more of the Non-banking Subsidiaries, FBOH will fully cooperate with CIVISTA or the Company Subsidiaries in arranging these divestitures, and in conducting any bidding, due diligence or other process established by CIVISTA to accomplish the divestitures. CIVISTA agrees to enter, or to cause the Company Subsidiaries to enter, into binding agreements, acceptable to CIVISTA and FBOH, to divest the Non-banking Subsidiaries, except that, the obligation of CIVISTA or the Company Subsidiary to consummate the divestiture may be subject to the condition that the Merger be consummated. CIVISTA and FBOH agree to cooperate in obtaining any regulatory approvals required for the approval of the divestitures. Notwithstanding anything to the contrary contained in this Agreement, (i) the representations and warranties of CIVISTA in this Agreement shall not be deemed to be untrue or breached, (ii) CIVISTA shall not be deemed to have failed to perform any covenant or obligation contained in this Agreement, and (iii) no condition to FBOH's obligation to effect the Merger shall be deemed not to have been satisfied, by or as a result of any divestitures or other acts consummated pursuant to this second paragraph of Section 5.6.

          5.7. TAKEOVER STATUTES AND PROVISIONS. CIVISTA shall take all necessary steps to (i) exempt CIVISTA, this Agreement, the CIVISTA Stock Purchase Option and the Merger from the requirements of any state takeover law (including without limitation, statutes relating to business combinations, control share acquisitions and merger moratoriums) and from any provisions under its Corporate Governance Documents, as applicable, by action of CIVISTA's Board of Directors or otherwise, and (ii) assist in any challenge by FBOH to the applicability to the Merger of any state takeover law.

          5.8. INDEMNIFICATION AND INSURANCE. Except as may be limited by applicable law, FBOH hereby agrees to assume and honor the terms of the indemnification provisions of Article IV of CIVISTA's Code of Regulations, a copy of which is attached hereto as Exhibit 5.8, which are provided to CIVISTA's directors, officers and employees as contractual rights, for matters occurring prior to the Effective Time. Moreover, indemnification of directors, officers and employees of CIVISTA and Company Subsidiaries following the Effective Time will be provided to the same extent it is provided to other persons working in similar capacities for FBOH following the Closing. This Section 5.8 shall be construed as an agreement, as to which the potential indemnitees are intended to be third-party beneficiaries.

          For a period of at least two years following the Effective Time, FBOH shall maintain in effect the current insurance policies maintained by CIVISTA (or substitute policies with substantially the same coverage and terms) covering directors' and officers' liability with respect to claims which arise from factors or events which occurred before the Effective Time, except that FBOH's obligation under this paragraph for the second year following the Effective Time will be based upon its ability to obtain such insurance at a commercially reasonable cost. CIVISTA shall notify FBOH prior to purchasing or continuing any insurance to cover the matters contained herein, PROVIDED, HOWEVER, it is the intent of FBOH that tail coverage will be purchased if such is available.
     To the extent insurance is available under any of the provisions in this Section to cover such claims and costs, such insurance shall be the primary source of funding these obligations.

          5.9. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its diligent efforts to take promptly, or cause to be taken, all actions necessary, proper or advisable under applicable laws to consummate the transactions contemplated by this Agreement. In addition, without limitation, each party shall from time to time execute such certificates as to factual matters necessary, proper or advisable in order to receive the opinions contemplated by Article 6 of this Agreement.

          If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any further deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record its right, title or interest in and to any of the rights, properties or assets of CIVISTA acquired or to be acquired by the Surviving Corporation, CIVISTA and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in and to such rights, properties or assets in the Surviving Corporation.

          5.10. COMPLIANCE WITH ANTITRUST LAWS. Each of FBOH and CIVISTA shall use its diligent efforts to resolve such objections, if any, which may be asserted with respect to the Merger by the FRB, the Department of Justice, or any other Governmental Entity (including, without limitation, objections under any antitrust laws and any applicable laws or regulations). In the event a suit is threatened or instituted challenging the Merger as violative of the antitrust laws, each of FBOH and CIVISTA shall use its diligent efforts to avoid the filing of, resist or resolve such suit. FBOH and CIVISTA shall use their diligent efforts to take such action as may be required: (a) by the FRB, the Department of Justice, or any other Governmental Entity in order to resolve such objections as any of them may have to the Merger, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of any antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger.

          5.11. PUBLICITY. The initial press release announcing this Agreement shall be a joint press release in a form mutually agreed upon by the parties and thereafter CIVISTA and FBOH shall consult with each other and provide a written copy to each other prior to issuing any press releases, or otherwise making public statements, with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity.

          5.12.  REGISTRATION STATEMENT, JOINT PROXY STATEMENT AND
                 COMFORT LETTERS.

          (a) FBOH will as soon as practicable prepare and file with the Commission the Registration Statement, and any required amendments thereto, will use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and will maintain the effectiveness of such Registration Statement. FBOH will also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of the FBOH Common Stock pursuant to the Merger. CIVISTA shall promptly furnish FBOH all information concerning CIVISTA, the Company Subsidiaries, and the holders of its capital stock and shall promptly take any action as FBOH may reasonably request in connection with any such action.

              FBOH, with the direct assistance of CIVISTA, will as soon as practicable prepare and file the Proxy Statement with the Commission, and take such other action so that they may promptly thereafter mail the Proxy Statement to their stockholders. FBOH and CIVISTA shall cooperate and consult with each other in the preparation of the Proxy Statement and CIVISTA shall promptly furnish FBOH all information concerning CIVISTA, the Company Subsidiaries, and the holders of its capital stock, and shall promptly take any action as FBOH may reasonably request in connection with any such action.

          (b) Each of FBOH and CIVISTA will cause its respective independent auditors to issue a letter addressed to both FBOH and CIVISTA, within three business days prior to the effectiveness of the Registration Statement and also as of Closing, stating among other things, the following: (i) such accountants are independent public accountants within the meaning of the Securities Act and the rules and regulations promulgated thereunder; (ii) in the opinion of such accountants, the financial statements included in the Registration Statement and reported on therein by such accountants comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Rules and Regulations promulgated thereunder; (iii) on the basis of specified limited procedures (which procedures do not constitute an examination in accordance with generally accepted auditing standards), including a reading of the latest available unaudited financial statements, inquiries of officials responsible for financial and accounting matters, nothing came to their attention which caused them to believe that, during the period subsequent to December 31, 1993 for FBOH and September
     30, 1993 for CIVISTA, to a specified date not more than three business days prior to the effective date of the Registration Statement and to a specified date not more than three business days prior to Closing, there was any change in the shares of its capital stock or long-term debt, if any, (other than changes due to payments in accordance with the terms of such debt, or in the event of any such change in long-term debt, the amount thereof) or any decrease (increase) in the total or per share amount of its net income (net loss) as compared with the corresponding period in the preceding year, except in all instances for changes or decreases (increases) which the Registration Statement discloses have occurred or may occur; (iv) such accountants have read the other data included in the Registration Statement with respect to the financial condition and operations of their respective clients and they find such data to be correctly computed and in agreement with their respective books and records of FBOH and CIVISTA.

          (c) FBOH shall be responsible for all expenses incident to the obtaining of the requisite regulatory approvals. Without limiting the generality of the foregoing, the expenses to be assumed by FBOH shall include (i) all expenses for its own legal counsel and other expenses incurred by FBOH incident to the preparation and filing of applications on its behalf and on behalf of CIVISTA and other requests for regulatory consents and approvals with the appropriate regulatory agencies as contemplated by this Agreement; and (ii) all expenses for its own legal counsel and all other expenses incurred in connection with the registration of the FBOH Common Stock under the federal and state securities laws. The expenses to be assumed by FBOH shall not include any legal, accounting or other expenses incurred by CIVISTA in connection with its own corporate proceedings or incident to the transactions contemplated by this Agreement.

          5.13.  AFFILIATES COMPLIANCE WITH THE SECURITIES ACT.

          (a) Within 30 days after the date of this Agreement, each of CIVISTA and FBOH shall identify to the other party all persons whom it reasonably believes are its "affiliates" as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act and/or Accounting Series, Releases 130 and 135, as amended, of the Commission (the "AFFILIATES"). Thereafter and until the Effective Time, each of CIVISTA and FBOH shall identify to the other party each additional person whom it reasonably believes to have thereafter become its Affiliate.

          (b) Each of CIVISTA and FBOH shall use its diligent efforts to cause each person who is identified as an Affiliate pursuant to clause (a) above to deliver to FBOH not later than the date on which the Merger is approved, a written agreement, substantially in the form of Exhibit 5.13(b)-1 (in the case of Affiliates of CIVISTA) and Exhibit 5.13(b)-2 (in the case of Affiliates of FBOH). Because the Merger is intended to qualify for pooling of interests accounting treatment, the shares of FBOH Common Stock received by such Affiliates in the Merger shall not be transferable until such time as financial results covering at least 30 days of post-Merger operations have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies, regardless of whether each such Affiliate has provided the written agreement referred to in this Section, and the certificates representing such shares will bear an appropriate restrictive legend.

          5.14.  STOCKHOLDERS' MEETINGS.

          (a) CIVISTA shall take all action necessary, in accordance with applicable law and its Corporate Governance Documents to convene a special meeting of the holders of Common Stock (the "CIVISTA MEETING") as promptly as practicable for the purpose of considering and taking action upon this Agreement and the transactions contemplated herein. Subject to the fiduciary obligations and duties of the Board of Directors of CIVISTA under Ohio law and to the provisions of Section 5.1 of this Agreement, the Board of Directors of CIVISTA shall recommend that the holders of the Common Stock vote in favor of and approve the Merger and adopt this Agreement at the CIVISTA Meeting.

          (b) FBOH shall take all action necessary, in accordance with applicable law and its Amended Articles of Incorporation and Regulations, to convene a special meeting of the holders of FBOH Common Stock (the "FBOH MEETING") as promptly as practicable for the purpose of considering and taking action upon this Agreement. The Board of Directors of FBOH shall recommend that the holders of FBOH Common Stock vote in favor of and approve the Merger and this Agreement and such other matters as deemed necessary or desirable. At the Effective Time, the FBOH Board will appoint an individual recommended by CIVISTA, subject to the approval of the FBOH Board of Directors, to the FBOH Board of Directors.

          5.15.  POOLING AND TAX-FREE REORGANIZATION TREATMENT.
     Neither FBOH nor CIVISTA shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code, other than FBOH's exercise of its rights under the CIVISTA Stock Purchase Option.


          5.16. MERGERS OF SUBSIDIARIES. The Board of Directors of FBOH intends, contemporaneously with the merger of CIVISTA with and into FBOH, to merge Citizens with and into a wholly owned subsidiary of FBOH, currently determined to be The First National Bank in Massillon, with the surviving entity utilizing the name "Citizens" and to also appoint the current directors of CIVISTA to the board of directors of the surviving subsidiary, grandfathered for a minimum of one year consistent with the board of director policies and practices of the other FBOH subsidiaries thereafter.

          CIVISTA shall cause such of the Company Subsidiaries as FBOH may request to enter into definitive merger or consolidation agreements with FBOH Subsidiaries, providing for the merger or consolidation of the Company Subsidiaries with or into any such FBOH Subsidiaries; PROVIDED, HOWEVER, that, in all cases, the obligation of CIVISTA to cause such merger or consolidation shall be subject to the condition that the Merger be simultaneously consummated; and provided further, notwithstanding anything to the contrary in this Agreement, (i) the representations and warranties of CIVISTA in this Agreement shall not be deemed to be untrue or breached, (ii) CIVISTA shall not be deemed to have failed to perform any covenant or obligation contained in this Agreement, and (iii) no condition to FBOH's obligation to effect the Merger shall be deemed not to have been satisfied by or as a result of any merger or consolidation consummated pursuant to this Section. CIVISTA shall cause the Company Subsidiaries to fully cooperate with FBOH in consummating these mergers or consolidations, including cooperating in the filing of any necessary regulatory applications.

          5.17. CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, each of CIVISTA and FBOH will promptly notify the other of (i) any material change in the normal course of its business, (ii) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or receipt of any memorandum or understanding or cease and desist order from a regulatory authority, or (iii) the institution or the threat of material litigation involving such party and will keep the other party fully informed of such events. During such period, FBOH and CIVISTA shall promptly provide the other with monthly unaudited financial statements as soon as they are available and each shall promptly provide the other with a copy of all Reports filed by it after the date of this Agreement through the Effective Time. Each of FBOH and CIVISTA agrees to keep the information contained in the monthly unaudited financial statements strictly confidential.

          5.18. INTEGRATION OF OPERATIONS. During the period from the date of this Agreement to the Effective Time, the parties will consult and cooperate fully with each other to do all things advisable to prepare for and facilitate the integration of CIVISTA and the applicable Company Subsidiaries operations into and with FBOH's operations as rapidly and effectively as possible as of the Effective Time, including, without limitation, preparation for the integration of such branch operations, if any (including, without limitation, the preparation for the necessary installation of all of FBOH's or its subsidiaries hardware and software systems), management information systems, financial and accounting operations, employee compensation and benefit matters and similar matters, and employee training, as requested by FBOH.

          5.19. NASD LISTING. FBOH will file a Form 10-C with the Commission and the National Association of Securities Dealers, Inc. (the "NASD") at the time prescribed by applicable rules and regulations. In addition, FBOH will use its best efforts to maintain its listing on the NASD Automated Quotation-National Market System.

          5.20. ENVIRONMENTAL SURVEY. In the event FBOH elects to conduct, or have conducted on its behalf, an environmental review, study, survey or assessment to verify the representations and warranties given by CIVISTA with respect to the environmental matters referred to in Section 4.21 of this Agreement, such environmental review, study, survey or assessment shall be completed, and all reports and findings related thereto shall be disclosed to CIVISTA within 60 days of the date of this Agreement. Nothing in this Section is intended to be a limitation upon or a waiver of the representations and warranties contained in Section 4.21.


                              6. CONDITIONS

          6.1.  CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT
     THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

          (a) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the holders of CIVISTA's Common Stock and the holders of FBOH's Common Stock.

          (b) All authorizations, consents, orders or approvals, lack of any injunctive actions by the Department of Justice or any state anti-trust agency, of the FRB, OTS, Division and any other Governmental Entity (collectively, "CONSENTS") which are necessary for the consummation of the Merger (other than immaterial Consents, the failure to obtain which would not involve criminal liability, any material civil penalties or fines, or would not have or reasonably be expected to have a Material Adverse Effect on the combined businesses, financial condition, or results of operations of FBOH, CIVISTA, the FBOH Subsidiaries and the Company Subsidiaries taken as a whole), shall have been obtained or shall have occurred and shall be in full force and effect, and all applicable waiting periods shall have expired, at the Effective Time. A material Consent shall not be deemed to have been obtained if the Consent shall include any conditions or requirements which, in the reasonable opinion of the Board of Directors of FBOH, would have a Material Adverse Effect on the anticipated economic and business benefits to FBOH of the transactions contemplated by this Agreement, taken as a whole.

          (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to a stop order suspending the effectiveness of the Registration Statement.

          (d) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court or agency in the United States which enjoins or prohibits the consummation of the Merger shall have been issued and remain in effect.

          (e) FBOH shall have obtained an opinion of its counsel, reasonably satisfactory in form and substance to FBOH and CIVISTA and dated as of Closing, to the effect that (i) the Merger will constitute a tax-free reorganization within the meaning of
     Section 368(a)(1)(A) of the Code, (ii) no gain or loss will be recognized by FBOH as a consequence of the transaction contemplated herein, and (iii) no gain or loss will be recognized by the stockholders of CIVISTA upon the conversion of their shares of Common Stock into shares of FBOH Common Stock pursuant to the terms of the Merger (except for the effect of any cash received in lieu of fractional shares).

          6.2.  CONDITIONS TO OBLIGATION OF CIVISTA TO EFFECT THE
     MERGER. The obligation of CIVISTA to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the additional following conditions:

          (a) FBOH shall have performed in all material respects all of its obligations contained in this Agreement required to be performed at or prior to the Closing.

          (b) The representations and warranties of FBOH contained in this Agreement shall be true and correct both: (i) on the date of this Agreement, and (ii) as of the Effective Time as if made at and as of such time, (x) except, both on the date of this Agreement and at the Effective Time, as expressly contemplated or permitted by this Agreement, (y) except, as of the Effective Time, for representations and warranties relating to a time or times other than the Effective Time, and (z) except, both on the date of this Agreement and at the Effective Time, to the extent that the untruthfulness or inaccuracy of the representations or warranties of FBOH, individually or in the aggregate, shall not have a Material Adverse Effect on FBOH.

          (c) FBOH shall have furnished CIVISTA a Certificate dated the date of the Closing, signed on behalf of FBOH by the Chief Executive Officer or President, and the Chief Financial Officer of FBOH, that to the best of their knowledge and belief, the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

          (d) CIVISTA shall have received the opinion of legal counsel for FBOH, dated as of Closing, substantially to the effect set forth in Exhibit 6.2(d) hereto, and such certificates from the appropriate persons and/or authorities regarding FBOH's board resolutions, form of corporate governance documents and good standing.

          (e) Since the date of this Agreement, there shall have not been any change in the financial condition, results of operations or business of FBOH and the subsidiaries of FBOH that would have a Material Adverse Effect on FBOH.

          6.3.  CONDITIONS TO OBLIGATION OF FBOH TO EFFECT THE
     MERGER. The obligation of FBOH to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the additional following conditions:

          (a) CIVISTA shall have performed in all material respects all of its obligations contained in this Agreement required to be performed at or prior to the Closing.

          (b) The representations and warranties of CIVISTA contained in this Agreement shall be true and correct both: (i) on the date of this Agreement, and (ii) as of the Effective Time as if made on and as of such time, (x) except, both on the date of this Agreement and at the Effective Time, as expressly contemplated or permitted by this Agreement, (y) except, as of the Effective Time, for representations and warranties relating to a time or times other than the Effective Time, and (z) except, both on the date of this Agreement and at the Effective Time, to the extent that the untruthfulness or inaccuracy of the representations or warranties of CIVISTA, individually or in the aggregate, shall not have a Material Adverse Effect on CIVISTA.

          (c) Since the date of this Agreement (i) there shall not have been any change in the financial condition, results of operations or business of CIVISTA and the subsidiaries of CIVISTA that either individually or in the aggregate would have a Material Adverse Effect on CIVISTA, other than change as a result of action taken under Section 5.2.6 and the second paragraph of Section 5.6, and the responses thereto by CIVISTA and the impact thereof on the operating performance of CIVISTA, and (ii) the consolidated net worth of CIVISTA at the close of business on December 31, 1994 shall not be less than $90,000,000 and as of the Closing shall not be less than that amount plus an additional amount of $1,500,000 for each quarter in 1995 until Closing (or a pro rata amount per month thereof if less than a full quarter), unless the failure to meet such net worth requirements is as a result of action taken under Section 5.2.6, responses thereto by CIVISTA, or the impact thereof on the operating performance of CIVISTA. For the purposes of this Section 6.3(c), "NET WORTH" shall be calculated in accordance with generally accepted accounting principles. Notwithstanding anything to the contrary contained in this Section 6.3(c), the legal and accounting costs of CIVISTA will be deemed as expenses in calculating the net worth requirements under this Section, but the fees payable to McDonald, the proceeds received from the exercise of any Company Stock
     Options, and the effect of the sale of one or more of the Non-banking Subsidiaries or assets as indicated under the second paragraph Section 5.6 will not be used in calculating the net worth requirement.

          (d) CIVISTA shall have furnished FBOH a certificate dated the date of the Closing signed on behalf of CIVISTA by the Chief Executive Officer or President, and Chief Financial Officer of CIVISTA, that to the best of their knowledge and belief, the conditions set forth in Sections 6.3(a), (b) and (c) have been satisfied. In addition, CIVISTA shall have furnished FBOH certificates, one dated the effective date of the Registration Statement and Proxy, and one as of the Closing, signed on behalf of CIVISTA by the Chief Executive Officer or President, and Chief Financial Officer of CIVISTA, that to the best of their knowledge and belief, that CIVISTA participated in the preparation of the Registration Statement and the Proxy
     Statement, including review and discussion of the contents thereof, and nothing came to the attention of CIVISTA that caused it to believe that the Registration Statement or the Proxy
     Statement at the time such documents became effective, and as of the date of Closing, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (e) FBOH shall have received the opinion of legal counsel for CIVISTA dated as of Closing, substantially to the effect set forth in Exhibit 6.3(e) hereto, and such certificates from the appropriate persons and/or authorities regarding CIVISTA's and its subsidiaries' board resolutions, forms of corporate governance documents and good standing.

          (f) FBOH shall have received a letter, dated the date of the Closing, from Coopers & Lybrand to the effect that, for financial reporting purposes, the Merger qualifies for pooling-of-interests accounting treatment under generally accepted accounting principles, if consummated in accordance with this Agreement.


                             7. MISCELLANEOUS

          7.1. TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of FBOH and CIVISTA:

          (a) by the vote of a majority of the Board of Directors of each of FBOH and CIVISTA;

          (b) by the vote of a majority of the Board of Directors of either FBOH or CIVISTA if the Merger shall not have been consummated on or before April 30, 1995, unless the failure to consummate by such date is related to the action or inaction of the Regulatory Authorities and such action or inaction is not directly related to either FBOH's or CIVISTA's breach of their respective obligations under Sections 5.6 or 5.12(a), then on or before June 30, 1995;

          (c) by the vote of a majority of the Board of Directors of CIVISTA if any of the conditions specified in Sections
     6.1 and 6.2 have not been met or waived by CIVISTA at such time as such condition can no longer be satisfied;

          (d) by the vote of a majority of the Board of Directors of FBOH if any of the conditions specified in Sections
     6.1 and 6.3 have not been met or waived by FBOH at such time as such condition can no longer be satisfied;

          (e) by the vote of a majority of the Board of Directors of either FBOH or CIVISTA if any regulatory agency has denied approval of the Merger and neither FBOH nor CIVISTA has timely filed a request for reconsideration or a petition seeking review of such order (regardless of whether CIVISTA is deemed to be a "party" to an application with respect to the Merger);

          (f) by CIVISTA if both of the following conditions are satisfied:

              (i) the average of the per share daily closing prices of a share of FBOH Common Stock as reported on the NASDAQ National Market System for the 20 consecutive trading days ending at the end of the fifth trading day immediately preceding the date of Closing ("FBOH AVERAGE PRICE") is less than $21.875, and

              (ii) the number obtained by dividing the FBOH
          Average Price by $25.00 (which is the closing price of FBOH Common Stock on the trading day immediately preceding the public announcement of this Agreement) is less than the number obtained by dividing the Final Index Price (as hereinafter defined) by the Initial Index Price and subtracting .10 from such quotient. For purposes of
          Section 7.1(f):

                   (1) The "INDEX GROUP" shall mean all of
              those companies listed on Exhibit 7.1(f), the common stock of which is publicly traded and as to which there has not been a publicly announced proposal at any time hereafter from such company to be acquired. In the event that any such company or companies are so removed from the Index Group, the weights attributed to the remaining companies shall be adjusted proportionately.

                   (2) The "INITIAL INDEX PRICE" shall
              mean the weighted average (weighted in
              accordance with the factors listed on Exhibit 7.1(f)) of the closing sales prices, as reported in the consolidated transaction reporting system for the market or exchange on which such stock is principally traded, on the trading day immediately preceding the public announcement of this Agreement of the common stock of the companies comprising the Index Group.

                   (3) The "FINAL PRICE" of any company
              belonging to the Index Group shall mean the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 20 trading days ending at the end of the fifth trading day immediately preceding the date of Closing.

                   (4) The "FINAL INDEX PRICE" shall mean
              the weighted average (weighted in accordance with the factors listed on Exhibit 7.1(f)) of the Final Prices for all of the companies comprising the Index Group. If FBOH or any company belonging to the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the date of Closing, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the price on the date of this Agreement.

          (g) by the vote of a majority of the Board of Directors of either FBOH or CIVISTA in the event of a material breach by the other party of any representation, warranty, covenant or agreement, which breach is not cured, or cannot be cured, within 30 days after written notice thereof is given to the party committing such breach.

          7.2.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES; EFFECT
     OF TERMINATION. The representations and warranties or covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to Section 7.1, as the case may be: PROVIDED HOWEVER, that if the Merger is consummated, Sections
     2.1 through 2.5, 5.4, 5.5, 5.8, 5.9, 5.10, 5.12(c), 5.13, 5.15, 5.16,
     5.19 and 7.2 will survive the Effective Time to the extent contemplated by such Sections; provided, further in the event of the termination of this

     Agreement, this Agreement shall become void and of no effect except that the first sentence in the second paragraph of Section 5.5, and all of Sections 5.12(c) and 7.11, will in all events survive any termination of this Agreement.

          7.3. WAIVER. Either party hereto may, by written notice to the other party hereto, (a) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the conditions or covenants of such other party contained in this Agreement, or (d) waive or modify performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions, or agreements contained in this Agreement. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          7.4. AMENDMENT. This Agreement may be amended or supplemented by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the stockholders of CIVISTA and FBOH, PROVIDED HOWEVER, that any such amendment or supplement to this Agreement made subsequent to the adoption of this Agreement by the stockholders of CIVISTA shall not (a) alter the amount or change the form of the consideration contemplated by this Agreement, (b) alter or change any term of the Amended and Restated Articles of Incorporation of the Surviving Corporation to be affected by the Merger, or (c) alter or change any of the terms of this Agreement if such alteration or change would adversely affect the holders of the Shares or the FBOH Common Stock.

          7.5. ENTIRE AGREEMENT. This Agreement and the CIVISTA Stock Purchase Option, and the agreements referenced and contemplated therein and thereby, contain the entire agreement among FBOH and CIVISTA with respect to the Merger and the other transactions contemplated hereby and thereby, and supersede all prior agreements among the parties with respect to such matters.

          7.6. APPLICABLE LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof.

          7.7.  CERTAIN DEFINITIONS.

          (a)   For purposes of this Agreement, the term:

              (i) "AFFILIATE" and "ASSOCIATE" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange
          Act, as in effect on the date hereof;

              (ii) "CONTROL" (including the terms "CONTROLLED
          BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

              (iii) "PERSON" means an individual,
          corporation, partnership, association, trust or unincorporated organization; and

              (iv) "MATERIAL ADVERSE EFFECT" on CIVISTA or FBOH means a material adverse effect (other than as a result of changes (x) in banking laws or regulations of general applicability or interpretations thereof by court or governmental entities, (y) in generally accepted accounting principles, or (z) that should, under the circumstances, reasonably have been anticipated in light of disclosures made in FBOH Reports or CIVISTA Reports, as the case may be, filed prior to the date of the Agreement, in CIVISTA Disclosure

          Letter or FBOH Disclosure Letter, or in other writings delivered by one party to the other prior to the date of this Agreement) on the respective condition (financial and otherwise), results of operations, or business of CIVISTA and its subsidiaries or FBOH and its subsidiaries, as the case may be, taken as a whole, or on the ability of CIVISTA or FBOH, as the case may be, to consummate the transactions contemplated hereby. The effect of any action taken by CIVISTA, at the written request of FBOH pursuant to Section 5.2.6, or action taken by CIVISTA regarding the sale of the Non-banking Subsidiaries pursuant to the second paragraph of Section 5.6, shall not be taken into consideration in determining whether any Material Adverse Effect has occurred.


          7.8. NOTICES. All notices and other communications hereunder will be in writing and will be deemed to have been duly given or delivered, if delivered personally or delivered by a recognized commercial courier, to each of the parties at the following addresses:


 TO CIVISTA:                          TO FBOH:

 Richard G. Gilbert, Chairman and     Howard L. Flood, President and
 Chief Executive Officer              Chief Executive Officer
 The CIVISTA Corporation              First Bancorporation of Ohio
 100 Central Plaza South              106 South Main Street
 Canton, Ohio 44701                   Akron, Ohio 44308

 WITH A COPY TO:                      WITH COPIES TO:

 Jeffrey J. Margulies, Esq.           Terry E. Patton,
 Squire, Sanders & Dempsey            Senior Vice President and Secretary
 4900 Society Center                  First Bancorporation of Ohio
 127 Public Square                    106 South Main Street
 Cleveland, Ohio 44114                Akron, Ohio 44308

                                      Philip A. Lloyd II, Esq.
                                      and Kevin C. O'Neil, Esq.
                                      Brouse & McDowell
                                      500 First National Tower
                                      Akron, Ohio 44308

     or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 7.8.

          7.9. COUNTERPARTS; EXHIBITS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement. Any exhibits or schedules referenced herein and attached hereto shall be incorporated by reference herein as if fully written out in this Agreement.

          7.10. PARTIES IN INTEREST. This Agreement is not intended to nor will it confer upon any other person any rights or remedies, except as expressly stated herein.

          7.11. EXPENSES. Except as otherwise set forth in this Agreement, each party shall be responsible for the costs and expenses incurred by it in connection with the transactions contemplated by this Agreement. If this Agreement is terminated by CIVISTA or FBOH pursuant to 7.1(g) because of the material breach by the other party of any representation, warranty, covenant, undertaking or restriction contained in this Agreement, if the terminating party is not in material breach of any representation, warranty, covenant, undertaking or restriction contained in this Agreement, then the breaching party shall pay all costs and expenses of the terminating party, including but not limited to fees for financial advisors, accountants and legal counsel; PROVIDED, HOWEVER, that if this Agreement is terminated under circumstances other than those described in this
     Section 7.11, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

          7.12. ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that it is impossible to measure in money the damages that would result to a party by reason of the failure of any of the parties to perform any of the obligations of this Agreement and that money damages would be an inadequate remedy in this instance. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, it is agreed and that if any party should institute an action or proceeding seeking specific enforcement of this Agreement, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance.

          7.13. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.



                                        FIRST BANCORPORATION OF OHIO

Attest:

/s/ Terry E. Patton                By:  /s/ Howard L. Flood
- - -------------------------------        -------------------------------
Terry E. Patton, Secretary              Howard L. Flood, President and
                                        Chief Executive Officer


                                   THE CIVISTA CORPORATION

Attest:

/s/ Janice R. Van Voorhis          By:   /s/ Richard G. Gilbert
- - ------------------------------         -------------------------------
Janice R. Van Voorhis, Secretary       Richard G. Gilbert, Chairman and
                                       Chief Executive Officer



                                   By:   /s/ Paul G. Basner
                                        -------------------------------
                                        Paul G. Basner, Vice Chairman

                            ACKNOWLEDGEMENT

     STATE OF OHIO       )
                         ) SS:
     COUNTY OF STARK     )

          BE IT REMEMBERED that on this 10th day of August, 1994, personally came before me, a Notary Public in and for the State and County aforesaid, Howard L. Flood, President and Chief Executive Officer, and Terry E. Patton, Senior Vice President and Secretary of First Bancorporation of Ohio, an Ohio corporation, and they duly executed the Agreement of Affiliation and Plan of Merger before me and acknowledged it to be their act and deed and the act and deed of said Corporation.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 10th day of August, 1994.


                                /s/ Kevin C. O'Neil
                              -----------------------
                                  Notary Public

                             ACKNOWLEDGEMENT

     STATE OF OHIO       )
                         ) SS:
     COUNTY OF STARK     )

          BE IT REMEMBERED that on this 9th day of August, 1994, personally came before me, a Notary Public in and for the State and County aforesaid, Paul G. Basner, Vice Chairman and Janice
     R. Van Voorhis, Vice President and Secretary of The CIVISTA Corporation, an Ohio corporation, and they duly executed the Agreement of Affiliation and Plan of Merger before me and acknowledged it to be their act and deed and the act and deed of said Corporation.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 9th day of August, 1994.


                                /s/ Jeffrey J. Margulies
                            -------------------------------
                                  Notary Public

                             ACKNOWLEDGEMENT

     STATE OF OHIO       )
                         ) SS:
     COUNTY OF STARK     )


          BE IT REMEMBERED that on this 9th day of August, 1994, personally came before me, a Notary Public in and for the State and County aforesaid, Richard G. Gilbert, Chairman and Chief Executive Officer of The CIVISTA Corporation, an Ohio corporation, and they duly executed the Agreement of Affiliation and Plan of Merger before me and acknowledged it to be his act and deed and the act and deed of said Corporation.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 9th day of August, 1994.


                                /s/ Janice R. Van Voorhis
                              -----------------------------
                                      Notary Public



                        EXHIBITS TO

         AGREEMENT OF AFFILIATION AND PLAN OF MERGER
             FIRST BANCORPORATION OF OHIO AND
                THE CIVISTA CORPORATION




Certificate of Merger                                         Exhibit 1.1.2
Articles and Regulations of Surviving Corporation             Exhibit 1.1.4
FBOH Disclosure Letter                                        Exhibit 3.3
The CIVISTA Corporation Stock Purchase Option                 Exhibit 3.15
CIVISTA Disclosure Letter                                     Exhibit 4.3
Indemnification Provisions                                    Exhibit 5.8
Form of Affiliates Agreement for CIVISTA                      Exhibit 5.13(b)-1
Form of Affiliates Agreement for FBOH                         Exhibit 5.13(b)-2
Form of Tax Opinion from Brouse & McDowell                    Exhibit 6.1(e)
Form of Legal Opinion to CIVISTA from Brouse & McDowell       Exhibit 6.2(d)
Form of Legal Opinion to FBOH from Squire, Sanders & Dempsey  Exhibit 6.3(e)
Index Group of Companies                                      Exhibit 7.1(f)
